EXECUTION COPY





                            ASSET PURCHASE AGREEMENT

                            Dated as of MAY 17, 1996

                                  by and among

                              DISC GRAPHICS, INC.,

                              POINTILLE, INC. d/b/a
                              MODERN OF CALIFORNIA

                                       and

                               THE SHAREHOLDER OF
                              POINTILLE, INC. d/b/a
                              MODERN OF CALIFORNIA

                                TABLE OF CONTENTS


                                                               PAGE

SECTION 1.  Certain Definitions.................................

SECTION 2.  Transfer of Assets

        2.1.   Assets To Be Transferred ........................
        2.2.   Consents ........................................

SECTION 3.  Consideration for Acquired Assets ..................

        3.1.   Amount of Purchase Price ........................
        3.2.   Payment of Purchase Price........................
        3.3.   Assumption of Liabilities........................
        3.4.   Bulk Sales Law Compliance........................
        3.5.   Allocation of Purchase Price ....................
        3.6.   Net Worth Adjustment ............................

SECTION 4. Representations and Warranties of Seller
                    and Shareholder ............................
        4.1.   Good Standing....................................
        4.2.   Authorization....................................
        4.3.   Subsidiary and Investments ......................
        4.4.   Financial Statements ............................
        4.5.   Liabilities......................................
        4.6.   Tax Returns......................................
        4.7.   Provision for Taxes..............................
        4.8.   Title to Assets; Liens and Encumbrances..........
        4.9.   Fixed Assets; Real Property; Leased
                 Premises ......................................
        4.10.  Trademarks, Service Marks, Trade Names,
                 Patents and Copyrights ........................
        4.11.  Insurance Policies ..............................
        4.12.  Contracts........................................
        4.13.  Purchase and Sales Commitments and Orders........
        4.14.  Labor Relations..................................
        4.15.  Legal Proceedings................................
        4.16.  Orders, Decrees, Etc.............................
        4.17.  Compliance With Law; Permits and Licenses........
        4.18.  Actions Not in Ordinary Course ..................
        4.19.  No Change........................................
        4.20.  Accounts Receivable..............................
        4.21.  Inventory........................................
        4.22.  Capital Projects and Expenditures................
        4.23.  Backlog..........................................
        4.24.  Compensation ....................................
        4.25.  Environmental Protection ........................
        4.26.  Employee Benefits................................
        4.27.  Governmental Approvals ..........................
        4.28.  Secrecy and Noncompetition Agreements............

SECTION 5.  Representations and Warranties of Buyer ............

        5.1.   Good Standing....................................
        5.2.   Authorization....................................

SECTION 6.  Conduct Prior to the Closing........................

        6.1.   Investigation by Buyer ..........................
        6.2.   Ongoing Operations ..............................
        6.3.   Conduct of Business..............................
        6.4.   Other Transactions ..............................
        6.5.   Consents ........................................
        6.6.   Plans, Leases and Contracts......................
        6.7.   Public Announcements ............................
        6.8.   Employee Benefit Plans ..........................
        6.9.   Notification ....................................
        6.10   Supplemental Disclosure .........................

SECTION 7.  Conditions of Buyer's Obligations to Close..........

        7.1.   Agreement and Conditions ........................
        7.2.   Representations and Warranties ..................
        7.3.   Loss, Damage or Destruction .....................
        7.4.   Opinion of Counsel ..............................
        7.5.   No Legal Proceeding .............................
        7.6.   Governmental Approval  . ........................
        7.7.   Absence of Legal Impediment......................
        7.8.   Approval  . . . . . . ...........................
        7.9.   Consents and Waivers ............................
        7.10.  Certificates . . . ..............................
        7.11.  Due Diligence  . . ..............................
        7.12.  Deliveries . . . . . . ..........................

SECTION 8.  Conditions of the Seller's Obligations to Close.....

        8.1.   Agreement and Conditions ........................
        8.2.   Representations and Warranties ..................
        8.3.   Opinion of Counsel ..............................
        8.4.   No Legal Proceeding .............................
        8.5.   Governmental Approval  . ........................
        8.6.   Absence of Legal Impediment......................
        8.7.   Approval  . . . . . . ...........................
        8.8.   Deliveries  . . . . . ...........................
        8.9.   Certificates  . . . . . .........................

SECTION 9.  Deliveries of Seller................................

        9.1.   Title to Acquired Assets ........................
        9.2.   Opinion of Counsel ..............................
        9.3.   Changes of Name Certificate......................
        9.4.   Certificates ....................................
        9.5.   Consents ........................................
        9.6.   Good Standing Certificates ......................
        9.7.   Secretary's Certificate..........................
        9.8.   Authorization....................................
        9.9.   Possession of Acquired Assets....................
        9.10.  Employment Agreements ...........................
        9.11.  Lease ...........................................
        9.12.  Security Agreement ..............................
        9.13.  Registration Rights Agreement ...................
        9.14.  Other Deliveries ................................

SECTION 10.  Deliveries of Buyer ...............................

        10.1.  Purchase Price ..................................
        10.2.  Opinion of Counsel ..............................
        10.3.  Secretary's Certificate..........................

SECTION 11.  Additional Covenants ..............................
        11.1.  Name ............................................
        11.2.  Cooperation; Insurance ..........................
        11.3.  Authorization; Mail..............................
        11.4.  Further Assurances ..............................
        11.5.  Repairs, Returns and Allowances .................

SECTION 12.  Confidentiality....................................

SECTION 13.  Non-Competition....................................

        13.1.  Non-Competition..................................
        13.2.  Public Company Exception ........................
        13.3.  Non-Solicitation ................................
        13.4.  Specific Performance ............................
        13.5.  Severability ....................................
        13.6.  Territory........................................
        13.7.  Breach by Buyer..................................
        13.8.  Breach by Seller.................................

SECTION 14.  Indemnification....................................

        14.1.  Indemnification of Buyer ........................
        14.2.  Indemnification of Seller and
               Shareholder .....................................
        14.3.  Procedures for Indemnification ..................
        14.4.  Representations and Warranties of
               Shareholder; Guarantee of Shareholder............

SECTION 15.  Survival of Representations; Effect of
                Certificates ...................................

        15.1.  Survival ........................................
        15.2.  Effect of Certificates ..........................
        15.3.  Notices .........................................

SECTION 16.  Termination .......................................

SECTION 17.  Fees and Disbursements ............................

SECTION 18.  Brokers and Advisers ..............................

SECTION 19.  Miscellaneous .....................................

        19.1.  Entire Agreement ................................
        19.2.  Public Announcements ............................
        19.3.  Taxes............................................
        19.4.  Governing Law....................................
        19.5.  Benefit of Parties; Assignment ..................
        19.6.  Pronouns ........................................
        19.7.  Headings ........................................
        19.8.  Consent to Jurisdiction and Service of
                      Process...................................

                                    EXHIBITS

                                                                 PAGE

A       Form of Opinion of Seller's Counsel..................... A-1
B       Form of Opinion of Buyer's Counsel...................... B-1
C       Form of Employment Agreement with William S. Pine. . .   C-1
D       Form of Employment Agreement with Josh Pine. . . . . .   D-1
E       Form of Sales Representative Agreement with
        Pointille, Inc.. . . . . . . . . . . . . . . . . . . .   E-1
F       Form of Lease. . . . . . . . . . . . . . . . . . . . .   F-1
G       Form of Cancelable Promissory Note. . . . . . . . . .    G-1


                                    SCHEDULES

1.0     Excluded Assets
2.1     Acquired Assets
3.3     Assumed Liabilities
3.3A    Assumed Contracts
3.3B    Liabilities Not Assumed by Buyer
4.2A    Consents of Seller
4.3     Subsidiaries/Investments
4.4     Annual Financial Statements
4.5     Liabilities
4.6     Tax Returns
4.8A    Liens/Leases
4.9A    Real Property/Fixed Assets
4.9B    Leases
4.10    Proprietary Rights
4.11    Insurance
4.12    Contracts
4.13A   Purchase/Sale Commitments and Orders
4.13B   Customer Notices
4.15A   Actions
4.15B   Product Liability Actions
4.18    Certain Actions
4.20    Vacation Time
4.21    Accounts Receivable
4.22    Inventory
4.23    Capital Projects and Expenditures
4.24    Backlog
4.25    Compensation
4.26A   Environmental Matters
4.26B   Environmental Permits, Etc.
4.26C   Certain Assets
4.27A   Benefit Plans
4.27B   Plan Assets
4.29    Secrecy and Non-competition Agreements
11.4A   Consents of Parent

                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT dated as of May 17, 1996 (this "AGREEMENT") by and among DISC GRAPHICS, INC., a Delaware corporation ("BUYER"), POINTILLE, INC. d/b/a MODERN OF CALIFORNIA, a California corporation ("SELLER"), and the shareholder of Seller whose name appears on the signature page hereof (the "SHAREHOLDER").

                               W I T N E S E T H:

          WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the assets, properties, rights and business of Seller, other than the Excluded Assets (as defined below), upon the terms and conditions and for the purchase price hereinafter set forth; and

          WHEREAS, Seller and Shareholder desire to induce Buyer to enter into this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

     SECTION 1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          "ACCOUNTANTS" means Stonefield Josephson Accountancy Corporation, independent public accountants of Seller.

          "ACQUIRED ASSETS" mean all the assets, properties, rights and business of Seller of every kind and description, wherever located, including, without limitation, all property, tangible or intangible, real, personal or mixed, notes and accounts receivable and other rights to receive payment owned by Seller, claims, causes of action and rights of recovery or set-off, reserves, prepayments, deferred and other charges, inventories (including, without limitation, raw materials, finished goods, work-in-process and goods in transit) (collectively, "INVENTORY"), packaging and other stores and supplies, machinery, fixtures, equipment, tools, dies, jigs and molds, inventions, samples, models, securities, claims and rights under Contracts of Seller, all rights to use the name Modern of California, and all other names, trade names, trademarks, service marks and applications therefor, if any, and slogans used by Seller in connection with its business or products (other than the name "Pointille, Inc."), all computer software owned or used by Seller, and all patents and copyrights and applications therefor, if any, all trade secrets, know how, concepts, applications, procedures, marketing and technical data, and all books, records and documents of Seller (including, without limitation, files, customer lists, marketing literature, blueprints, plans, specifications and drawings); PROVIDED, HOWEVER, that the foregoing shall not include the Excluded Assets. Without limiting the foregoing the "ACQUIRED ASSETS" shall include (i) all assets, property, rights and business of Seller shown or reflected on the 1996 Balance Sheet, (ii) all assets, property, rights and business acquired by Seller on or after the Balance Sheet Date and prior to the Closing Date, (iii) all assets, properties, rights and business of Seller set forth on any Schedule or Exhibit to this Agreement, except in each case for (a) inventory disposed of and notes and accounts receivable collected prior to the Closing Date in the ordinary course of business or otherwise in accordance with this Agreement and
(b) the Excluded Assets. To the extent that any assets, property, rights or business of Seller is intended to be transferred to Buyer pursuant to the general language of this Agreement but do not appear on the applicable Schedules or Exhibits to this Agreement, the general language shall govern and such assets, property, rights and business shall nonetheless be deemed transferred to Buyer.

          "ACTIONS" means any claims, actions, complaints, grievances, suits, proceedings and investigations, whether at law, in equity or in admiralty or before any court, arbitrator, arbitration panel or Governmental Authority.

          "ACTUAL KNOWLEDGE" of Seller shall mean the actual knowledge of William Pine, Lisa Pine or Joshua Pine, and such knowledge as a reasonably prudent person would have in the ordinary exercise of his affairs in the capacity in which his knowledge is at issue.

          "AFFILIATE" of a party means any Person which, directly or indirectly, controls, is controlled by or is under common control with such party.

          "BALANCE SHEET" means the February 29, 1996 Balance Sheet.

          "BALANCE SHEET DATE" means February 29, 1996.

          "BASKET AMOUNT" has the meaning set forth in Section 14.3.

          "CLOSING" means the closing of the transactions contemplated hereby, which shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067, at 10:00 A.M. on the Closing Date, or at such other time or place as the parties may agree upon in writing and shall be effective as of the opening of business on such day.

          "CLOSING DATE" means May 17, 1996 or on such other day as the parties may agree in writing, effective 12:01 a.m. May 18, 1996.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" means Buyer's common stock, $.01 par value per share.

          "CONTRACTS" mean all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral.

          "DAMAGES" mean losses, liabilities, costs, damages, claims, taxes, and expenses (including reasonable attorneys fees and disbursements).

          "ENVIRONMENTAL LAWS" mean all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or Hazardous Substances or Wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED ASSETS" mean (i) the corporate seal, articles of incorporation, minute books and stock books of Seller, (ii) the rights of Seller under this Agreement, (iii) the lease related to the Leased Premises, (iv) cash and (v) the Contracts and assets listed on Schedule 1.0 hereto.

          "GAAP" means generally accepted United States accounting principles.

          "GOVERNMENTAL AUTHORITY" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

          "HAZARDOUS SUBSTANCES OR WASTES" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Substances or Wastes" includes, without limitation, (i) any material or substance which is defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Section 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) any material or substance which is defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) any material or substance which is defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Plans and Inventory), (iv) any material or substance which is defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) any material or substance which is listed under
Article 10 or defined as hazardous or extremely hazardous pursuant to Article 12 of Title 22 of the California Administrative Code, Division 4, Chapter 20,
(viii) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C 1251 ET SEQ.; (ix) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 ET SEQ.; (x) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 ET SEQ.; (xi) any toxic pollutant listed under Section 307(a) of the FWPCA; (xii) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. 7401 ET SEQ.; (xiii) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. 2601 ET SEQ.; and (xiv) waste oil.

          "LAWS" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

          "LEASED PREMISES" means the premises located at 3116 Vanowen Street, Burbank, California 91505 leased by The William S. Pine and Lisa Pine 1982 Trust, dated January 21, 1982 to Seller pursuant to the lease agreement dated September 1, 1984, as amended.

          "LIABILITIES" mean debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured, or of any other nature.

          "LIEN" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

          "MATERIAL ADVERSE CHANGE" means a change or development involving a prospective change which would have a Material Adverse Effect.

          "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any event, fact, condition, occurrence or effect which is materially adverse to the business, properties, assets, liabilities, capitalization, shareholders equity, financial condition, operations, or results of operations of such Person.

          "NET WORTH" shall mean the Acquired Assets minus the Assumed Liabilities, as shown on the applicable statement of net worth, which shall be based upon the Balance Sheet at the date of such balance sheet.

          "PERSON" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.

          "PROPRIETARY RIGHT" means any trade name, trademark, service mark, patent or copyright and any application for any of the foregoing.

          "REAL PROPERTY" means all real property, land, buildings, improvements and structures owned or used by Seller.

          "RETURNS" mean all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SHARE PRICE" means the average closing price for the Common Stock on the ten trading days ending six business days prior to the Closing, as reported on the primary exchange or reporting system on which the Common Stock is listed or quoted.

          "TAXES" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

          "TERRITORY" means the United States of America and the Republic of Mexico.

     SECTION 2. TRANSFER OF ASSETS.

     2.1 ASSETS TO BE TRANSFERRED. Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer and Buyer hereby buys and accepts, the Acquired Assets. Set forth on Schedule 2.1 is a list of the Acquired Assets as of the date hereof.

     2.2. CONSENTS. To the extent that the assignment of or the agreement to assign any Contract to Buyer hereunder would constitute a breach of that Contract unless the consent or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. If any such consent or waiver will not have been obtained before Closing Date and the Closing is nevertheless consummated, Seller and Shareholder agree to continue to use their best efforts to obtain all such consents as have not been obtained prior to such date and further agrees to cooperate with Buyer after such date in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer, on terms no less favorable than Seller is entitled to, the benefits under the applicable Contracts, including, without limitation, enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

     SECTION 3. CONSIDERATION FOR ACQUIRED ASSETS.

     3.1. AMOUNT OF PURCHASE PRICE. The total consideration (the "PURCHASE PRICE") to be paid by Buyer for the Acquired Assets shall be One Million Three Hundred Fifty-Five Thousand Dollars ($1,355,000), subject to adjustment pursuant to paragraph 3.7.

     3.2 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall pay to Seller the Purchase Price as follows:

          (a) Seven Hundred Seventy-Five Dollars ($775,000) of the Purchase Price (the "INITIAL Payment"), by the delivery by Buyer to Seller of a certified or bank cashier's check in such amount payable to the order of Seller or, on Seller's written request, by means of a wire transfer in such amount to an account number and depository designated by Seller; and

          (b) Buyer shall issue to Seller such number of shares of Purchaser's Common Stock (the "Shares") as are equal to $250,000 divided by the Share Price. Buyer shall file and use commercially reasonable efforts to cause to become effective, on or before the one year anniversary of the Closing Date, a registration statement on an appropriate form with respect to one-third (1/3) of the Shares for resale of such shares. In satisfaction of Buyer's obligation pursuant to the immediately preceding sentence, Buyer may elect not to file such a registration statement in which case, upon written request to Buyer from Seller, Buyer shall purchase from Seller, and Seller may sell to Buyer, up to one-third (1/3) of the Shares at the closing price of the Common Stock on the day of receipt by Buyer of written notice from Seller (accompanied by the certificate or certificates representing one-third of the Share Issuance and a stock power or stock powers duly endorsed in blank) at any time and from time to time from the first anniversary until the second anniversary of the date of the Closing; provided, however, that Seller shall sell no less than 5,000 shares at a time; provided, further, that from the date of the second anniversary of the Closing, Buyer shall have no obligation to file the registration statement provided for in this subsection 3.2(b).

          (c) Buyer shall execute and deliver a cancelable promissory note ("Cancelable Promissory Note") on the form of Exhibit G hereto in the amount of $330,000 to Seller, which shall provide that the Cancelable Promissory Note shall be canceled and all obligations thereunder shall cease, in the event the William S. Pine ceases for any reason other than discharge without cause, to be employed by Buyer.

     3.3. ASSUMPTION OF LIABILITIES. Set forth on Schedule 3.3 are the Liabilities of Seller (i) under the Contracts set forth on Schedule 3.3A, but solely to the extent that obligations thereunder would not be a Liability of Seller not assumed by Buyer pursuant to the second sentence hereafter (the "ASSUMED CONTRACTS"), (ii) under sales commitments and orders and purchase commitments and orders outstanding on the Closing Date and (iii) any guaranties of Shareholder of any liability in clauses (i) and (ii) (the Liabilities referred to in clauses (i) through (iii) of this sentence being hereinafter collectively called the "ASSUMED LIABILITIES"). As additional consideration hereunder, from and after the Closing Date Buyer shall assume and discharge the Assumed Liabilities. Except as provided in the preceding sentence, and notwithstanding anything else to the contrary contained herein, Buyer is not assuming and shall not be liable for any Liabilities of Seller, including, without limitation, any Liabilities (i) under Contracts which shall not have been assigned to Buyer pursuant to this Agreement (including the lease relating to the Leased Premises and any employment or consulting contracts); (ii) for indebtedness for borrowed money not set forth on Schedule 3.3; (iii) by reason of or arising out of any default or breach by Seller of any Contract, for any penalty against Seller under any Contract, or relating to or arising out of any event which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such Contract is being assigned to and assumed by Buyer pursuant to this Agreement; (iv) the existence of which would conflict with or constitute a breach of any representation, warranty or agreement of Seller contained herein;
(v) relating to or in any way arising out of the Excluded Assets; (vi) for fees and disbursements of the type referred to in Sections 17 and 18 hereof which are incurred by Seller; (vii) to any shareholder or Affiliate of Seller or to any present or former employee, officer or director of Seller including, without limitation, any bonuses, any termination or severance pay related to the transfer of employees to Buyer in connection with the transactions contemplated hereby, and any post-retirement medical benefits or other compensation or benefits; (viii) relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement; (ix) for any Taxes accrued or incurred prior to the Closing Date or relating to any period (or portion of a period) prior thereto; (x) relating to or arising out of any environmental matter relating to the conduct or operation of the business of Seller prior to the Closing Date, including, without limitation, any violation of any Environmental Law or any other Law relating to health and safety of the public or the employees of Seller, and any environmental compliance, remedial and clean-up Liabilities; (xi) relating to, or arising out of, products manufactured or services rendered by Seller, or the conduct or operation of the business of Seller, prior to the Closing Date; (xii) relating to, or arising out of, any employee benefit plan which the Seller maintains or to which Seller contributes; (xiii) the Liabilities listed or described on Schedule 3.3B; and (xiv) arising under or pursuant to this Agreement; PROVIDED, FURTHER, that Buyer shall have the right not to assume any Contract if any party to such Contract is in breach thereof or default thereunder as of the Closing Date or there has occurred any event which with the passage of time or after giving of notice, or both, would become such a breach or default. Buyer shall not assume or be bound by any Liabilities of Seller, except as expressly assumed by it pursuant to this Agreement. Seller and Shareholder, jointly and severally, hereby agree to indemnify and hold Buyer harmless from and against any and all Liabilities of Seller not agreed to be assumed by Buyer pursuant to this Agreement. Nothing contained in this paragraph
3.3 shall relieve or release Seller or Shareholder from any obligations under covenants, warranties or agreements contained in this Agreement.

     3.4. BULK SALES LAW COMPLIANCE. Except for Assumed Liabilities, Seller agrees to pay and discharge all claims of creditors which may be asserted against Buyer by reason of Seller's noncompliance with the provisions of the Bulk Sales Law of any State which may require Bulk Sales Law compliance on account of the provisions herein and the transactions contemplated hereby, and Seller and Shareholder, jointly and severally, agree to indemnify and hold Buyer harmless from and against Damages suffered or incurred by Buyer by reason of or arising out of (a) the failure of Seller to pay or discharge the same when due or (b) such noncompliance with any applicable Bulk Sales Law.

     3.5. ALLOCATION OF PURCHASE PRICE. Buyer and Seller have prepared an allocation of the Purchase Price and other consideration to be paid pursuant to this Agreement on Internal Revenue Service Form 8594, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as set forth on Schedule 3.5. Any adjustments to the Purchase Price or other consideration paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation. Seller and Buyer shall timely file with the appropriate governmental authorities copies of said Form 8594 as prepared by Buyer and Seller and shall utilize the allocation of the Purchase Price and other consideration paid pursuant to this Agreement contained on said Form 8594 in the preparation of any tax returns and forms (including attachments thereto) which relate to the transactions contemplated hereby. Neither Seller nor Buyer shall file any tax return containing an allocation of the Purchase Price that differs from an allocation established pursuant to this paragraph 3.5.

     3.6. 1995 AND 1996 FINANCIAL STATEMENTS. Promptly following the date hereof and prior to the Closing Date, Seller shall have delivered to Buyer the audited balance sheets of Seller as at February 29, 1996 and February 28, 1995 (the "1996 AND 1995 BALANCE SHEETS"), and the related audited statements of income, retained earnings and cash flows of Seller for the one- year periods ended on such dates, together with the related notes thereto (collectively, the "ANNUAL FINANCIAL STATEMENTS"), accompanied by the audit work papers for the 1996 audit of the Accountants and an unqualified opinion and special report as specified in
Section 3.7(b) hereof. The Annual Financial Statements shall be certified by the Accountants.

     3.7. NET WORTH ADJUSTMENT.

         (a) Promptly after the Closing Date, Seller shall prepare, and the Accountants shall audit, a statement of assets and liabilities actually assumed by Buyer as at the Closing Date (the "CLOSING DATE NET WORTH STATEMENT"). The Closing Date Net Worth Statement shall set forth on its face the Net Worth as at the Closing Date (the "CLOSING DATE NET WORTH"). The Closing Date Net Worth Statement shall be (i) prepared in accordance with GAAP, applied on a consistent basis throughout the period indicated and on a basis consistent with the preparation of the corresponding Seller Financial Statements as at, or for the years ended, February 29, 1996 and February 28, 1995 and (ii) audited by the Accountants in accordance with generally accepted auditing standards and this Agreement.

         (b) Within 14 days following the Closing Date, Seller shall deliver to Buyer the Closing Date Net Worth Statement, together with the audit working papers of the Accountants and an opinion and special purpose report of the Accountants certifying without qualification that (i) their examination of the Closing Date Net Worth Statement was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other audit procedures as they considered necessary in the circumstances, and (ii) the Closing Date Net Worth Statement has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and on a basis consistent with the preparation of the corresponding Annual Financial Statements as at or for the years ended February 29, 1996 and February 28, 1995 and fairly present the net worth of Seller, as at the Closing Date.

          (c) Within 30 days of the Closing Date, Seller or Buyer shall pay the other party by wire transfer to a bank account designated in writing by the other party the following applicable amount:

          (i) If the net worth as set forth on the Closing Date Net Worth Statement (the "Closing Date Net Worth") is less than Six Hundred Fifty Thousand Dollars ($650,000), then the Seller shall pay Buyer such shortfall (the "Shortfall").

          (ii) If the Closing Date Net Worth is greater than Six Hundred Fifty Thousand Dollars ($650,000) but less than Six Hundred Seventy Thousand Dollars ($670,000), then neither party shall pay any amount hereunder.

          (iii) If the Closing Date Net Worth is Six Hundred Seventy Thousand Dollars ($670,000) or greater, then Seller shall provide copies of all filings of Seller with respect to the payment of tax required pursuant to
     Section 19.2 hereof and promptly following receipt thereof, Buyer shall pay an amount equal to one-half (1/2) of the tax to be paid by Seller pursuant to Section 19.2 hereof.

        (d) Within 45 days following receipt by Buyer of the Closing Date Net Worth Statement, the accompanying working papers and the opinion and special purpose report, Buyer shall deliver to Seller a letter (i) stating that Buyer concurs with the Closing Date Net Worth Statement or (ii) setting forth Buyer's objections to the Closing Date Net Worth Statement. If Buyer shall not have sent to Seller any communication within such 45 day period, Buyer shall be deemed to have accepted the Closing Date Net Worth Statement. Buyer agrees not to dispute the reserves for accounts receivable set forth in the Closing Date Net Worth Statement. If Buyer and Seller are unable to resolve Buyer's objections to the Closing Date Net Worth Statement within 15 days after receipt by Seller of such letter, any such objections as remain unresolved shall be resolved by final binding arbitration of the Los Angeles office of Coopers & Lybrand L.L.P. (the "Referee"). If the Referee determines that the resolution of a given disputed item requires an interpretation of law, then the Referee may request a legal opinion of a law firm selected by the Referee, so long as such firm has no client relationship with any party hereto, as to such matter. The unresolved disputed items, if any, will be solely as determined by the Referee. The cost of such Referee's review (including reasonable attorneys' fees, if any) shall be borne by the party or parties as determined by the Referee. If the Net Worth as determined by the Referee is greater or less than the amount set forth on the Closing Date Net Worth Statement, then promptly following receipt of such determination, and in any event no later than 3 business days following receipt thereof, the Buyer or Seller, as the case may be, shall pay the other such party by wire transfer an amount so that the amount that would have been required under Section 3.7(c) had such payment been made based on the Net Worth as determined by the Referee shall have been paid.

         (e) During the period of Seller's preparation of the Closing Date Net Worth Statement, Buyer and KPMG Peat Marwick LLP, Buyer's independent auditors ("KPMG"), shall be permitted to observe the audit and review the audit working papers of the Accountants and shall have such access to Seller's personnel, books, records and files, and shall receive such cooperation from Seller and the Accountants, as may reasonably be requested by Buyer or KPMG in connection with such observation and review. During the preparation of the Closing Date Net Worth Statement and the period of any dispute within the contemplation of this
Section 3, Buyer shall (i) provide Seller and its authorized representatives, upon reasonable notice, copies of all such books, records and documents reasonably necessary to prepare the Closing Date Net Worth Statement and resolve any dispute related thereto, to the extent required for the preparation of the Closing Date Net Worth Statement and any dispute related thereto.

         (f) Within 150 days of the Closing Date, or if later, within 30 days following resolution of the last objection pursuant to Section 3.6(e) hereof, Buyer shall prepare and deliver to Seller a final net worth statement (the "Final Net Worth Statement") which shall be without reserves and shall otherwise reflect the line items and, other than accounts receivable and trade receivable
- - long-term, the amounts set forth on the Closing Net Worth Statement except that in place of the accounts receivable shall be the total amount actually received by Buyer through the 120th day following the Closing Date (the "Reckoning Date") with respect to accounts receivable set forth on the Closing Date Net Worth Statement (the "Actual Receivables"). The Final Net Worth Statement shall set forth on its face the difference between the assets and liabilities set forth therein (the "Final Net Worth"). Within 15 days following receipt by Seller of the Final Net Worth Statement, Seller shall deliver to Buyer a letter (i) stating that Seller concurs with the Final Net Worth Statement or (ii) setting forth Seller's objection to the Final Net Worth Statement. Any objection shall be resolved in accordance with the procedures set forth in the fourth, fifth and sixth sentences of 3.7(d).

         (g) To the extent that the Final Net Worth Statement plus any Shortfall is less than $725,000 (the "A/R Shortfall"), Buyer shall first seek indemnification under 14.1(g) and (h), if any, and then shall recoup one-half of such amount (after taking into account amounts recovered pursuant to Section 14.1(g) and (h)) by deducting first from payments due to Seller under the Cancelable Promissory Note and then, to the extent not recovered from such payments, from the amounts withheld from the compensation to be paid to William
S. Pine ("Pine") under the Employment Agreement (the "Pine Employment Agreement") to be entered into between Buyer and Pine pursuant to Section 9.11 hereof in accordance with the terms thereof. In the event Buyer receives a payment with respect to accounts receivable for which amounts were deducted under this Section 3.7(g) (the "Stale Payments") after Buyer has obtained indemnification and/or recoupment set forth above, then Buyer shall retain one-half of such Stale Payment as recoupment and shall pay to Seller one- half of such Stale Payment. In the event Buyer receives a Stale Payment before Buyer has obtained indemnification and/or recoupment as set forth above, then Buyer shall retain one-half of such Stale Payment as recoupment and the Seller's one-half of such Stale Payment to the extent necessary to fully recoup one- half of the A/R Shortfall. If Buyer fully recoups its half of the A/R Shortfall and the Final Net Worth Statement plus the total of all Stale Payments exceeds $725,000, then Buyer shall retain all further Stale Payments.


     SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. Seller and Shareholder hereby, jointly and severally, warrant and represent to and agree with Buyer as follows:

     4.1. GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Seller is not qualified to conduct business in any other jurisdictions and there are no other jurisdictions in which the failure to be qualified or licensed as a foreign corporation would have a Material Adverse Effect on Seller.

     4.2. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller, and the shareholders of Seller, and all other corporate action of Seller, including all shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with the terms hereof. Except as set forth on Schedule 4.2 hereto. No consent of any lender, trustee, security holder of Seller or any shareholder of Seller, or other Person is required for Seller to enter into and deliver this Agreement or to consummate the transactions contemplated hereby. Neither the Articles of Incorporation nor By-Laws of Seller conflict with or restrict the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. No Contract, mortgage or other instrument to which Seller is a party or by which Seller is bound or affecting any of its respective properties conflicts with or restricts the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such conflict, violation, breach, default, termination, cancellation or acceleration that, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder.

     4.3. SUBSIDIARY AND INVESTMENTS. Except as set forth on Schedule 4.3 hereto, Seller has no direct or indirect subsidiaries and has not made any advances to or investments in, and does not own any securities of or other interests in, any firm, corporation, association, business organization, enterprise or entity.

     4.4. FINANCIAL STATEMENTS. Upon delivery thereof by Seller to Buyer, the Annual Financial Statements in each case shall be true and complete in all material respects and shall have been prepared in conformity with GAAP applied consistently and shall fairly present in all material respects the financial position, results of operations and changes in financial position of Seller as at, or for the periods ended on, such dates. Since the Balance Sheet Date, Seller has conducted its business in a consistent manner without material change of policy or procedure except as set forth on Schedule 4.4, including, without limitation, its practices in connection with the treatment of expenses, burdens, valuations of inventory and selling and purchasing policies. Since February 28, 1993, the records and books of account of Seller have been regularly kept and maintained in conformity with GAAP consistently applied.

     4.5. LIABILITIES. On the Balance Sheet Date, there were no Assumed Liabilities of Seller (including, but not limited to, Liabilities for Taxes relating to any prior period) that would be required under GAAP to be reflected in a balance sheet of Seller, other than those Liabilities disclosed or provided for on the Balance Sheet. On the date hereof and on the Closing Date, there are no and will be no other Assumed Liabilities of Seller except (i) those incurred since the Balance Sheet Date, in the ordinary course of the business of Seller, and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of Seller contained in this Agreement, and (ii) those set forth in Schedule 4.5 hereto.

     4.6. TAX RETURNS. Seller, including any predecessor of Seller (collectively, the "TAXPAYERS"), has timely filed, or caused to be timely filed, or through the Closing Date will timely file, or will cause to be timely filed, all Returns required to be filed by them, and all such Returns are or will be complete and accurate and comply in all respects with all applicable legal requirements. Seller has delivered to Buyer true and complete copies of all Returns filed by the Taxpayers for each of their past five fiscal years ended February 28, 1995. Except as set forth on Schedule 4.6, Taxpayers' Returns have not been audited by the U.S. Internal Revenue Service or any other Governmental Authority, nor is any such audit scheduled or pending. The Taxpayers have not requested any, and there are no outstanding, waivers or extensions of time relating to the filing of any Return. Any deficiency assessments with respect to Taxpayers' Returns have been paid by Taxpayers. Taxpayers have not given any waivers or comparable consents to the application of the statute of limitations to any Taxes or Returns, nor is any such waiver or consent outstanding. There are no tax sharing or similar agreements with respect to any Taxes paid or payable by Taxpayers. Taxpayers have not made a disclosure on a Tax Return pursuant to Code Section 6662(d)(2)(B)(ii) and the Regulations thereunder. Except as provided in Treasury Regulation Section 1.1502-6, Seller has no liability for the Taxes of any other party (i) as a transferee or successor,
(ii) by contract, or (iii) otherwise.

     4.7 PROVISION FOR TAXES. Taxpayers have timely paid and through the Closing Date will have timely paid, all Taxes due and payable on or before such date (whether or not shown on a Return). Taxpayers have, and through the Closing Date will have, established on its books and records reserves that are adequate for the payment of all Taxes attributable to any period (or portion of a period) or event occurring on or before the Closing Date, but which are not due and payable on or before the Closing Date. The provisions for Taxes of Seller shown on the Balance Sheet are sufficient for the payment of all such Taxes not theretofore paid, whether or not disputed, for the period then ended and for all periods prior thereto. The provision for employment withholding and payroll taxes made by Seller through the Closing Date will be adequate to pay all unpaid liabilities for such taxes through the Closing Date and Seller has within the time and in the manner prescribed, withheld from employees' wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all applicable Laws. Each of the representations in this Section
4.7 is made only to the extent Buyer suffers Damages or suffers a diminution in a tax or other benefit to Buyer as the result of a breach of a representation contained in this Section 4.7.

     4.8. TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Except as set forth on
Schedule 4.8, Seller is the owner of, and has good and marketable title to, all of the assets reflected on the Balance Sheet in the categories set forth therein and to all of the assets acquired by Seller since the Balance Sheet Date, free and clear of all Liens except for (a) inventories and other assets sold and receivables collected in the ordinary course of business of Seller since the Balance Sheet Date or (b) the Liens, if any, set forth on the Balance Sheet or on Schedule 4.8A hereto. Seller owns, or has the valid and enforceable right to use, all of the tangible personal property assets used by it in the operation and conduct of its business, or required by Seller for the normal conduct of its business. The Acquired Assets constitute all of the material assets used in, related to or required by Seller for, the normal conduct of its business as currently conducted.

     4.9. FIXED ASSETS; REAL PROPERTY; LEASED PREMISES.

          (a) Schedule 4.9A hereto sets forth a true and complete list and description as at the Balance Sheet Date of all tools, equipment, machinery, motor vehicles, fixtures and other fixed assets owned or used by Seller having an original cost of more than $1,000, indicating the owner and location thereof, the cost (and tax basis if other than cost) applicable thereto, the accumulated depreciation thereof, and the method of depreciation employed. Each of the fixed assets owned or used by Seller (including, without limitation, all buildings, land and equipment leased by Seller) is in good repair and operating condition, subject to ordinary wear and tear. The dollar amount of the fixed assets owned by Seller as shown on the Balance Sheet does not in any case exceed the cost of the same, less any previous write-downs and less depreciation determined in accordance with GAAP consistently applied, and Seller has not written up the value of any such fixed assets. Seller owns no Real Property. Seller has in its possession and has maintained in good and usable condition, ordinary wear and tear excepted, all property of third parties used by and held by Seller in its business. All Real Property used by Seller constitutes Leased Premises (as defined below).

         (b) Schedule 4.9B sets forth a true and complete list of each lease of premises executed by or binding upon Seller as lessee, sub-lessee, tenant or assignee (the "LEASED PREMISES") setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereunder. Except as set forth on Schedule 4.9B, each such lease will be in full force and effect on the Closing Date without any default or breach thereof by Seller or any other party thereto. Except as set forth on Schedule 4.9B, no consent of any landlord or any other party is required under any such lease in order to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the full performance of the Transition Agreement). True and complete copies of all leases required to be listed on Schedule 4.9B, including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been delivered to Buyer. Except as set forth on Schedule 4.9B, there are no violations of any Law that affect or purport to affect any of the Real Property or any of the operations thereon, except for any such violation that would not reasonably be expected to have a Material Adverse Effect. All water, utility and other charges, sewer rent and assessments affecting the Leased Premises or any part thereof, and all Taxes imposed against or affecting the Leased Premises or any part thereof, have been paid in full, accrued or reflected on the Balance Sheet or, since the Balance Sheet Date, incurred in the ordinary course of business. Seller has not received written notice of any assessments, and has no Actual Knowledge of any pending assessments, affecting the Leased Premises. Except as set forth on Schedule 4.9B hereto, the Leased Premises and the use thereof conform in all material respects with all covenants and restrictions and all applicable building, zoning, environmental, land use and other Laws and no failure of the Leased Premises or their use to so conform will have a Material Adverse Effect on the business, assets, liabilities, obligations, financial condition or results of operations of Seller. The Leased Premises are in good and usable condition and no material maintenance or repairs are required to be made thereto other than normal routine maintenance (which normal maintenance will not affect Seller's ability to use the Leased Premises).

     4.10. TRADEMARKS, SERVICE MARKS, TRADE NAMES, PATENTS AND COPYRIGHTS.
Schedule 4.10 hereto sets forth a true and complete list of all Proprietary Rights used by Seller in the conduct of its business. Except as indicated on
Schedule 4.10, each such Proprietary Right is owned by Seller and is not subject to any license, royalty arrangement or dispute. No other Proprietary Rights are used in or are necessary for the conduct of Seller's business as now conducted. To the Seller's Actual Knowledge, none of such Proprietary Rights nor any product manufactured or sold, or manufacturing process, trade secret, customer list or know-how used, by Seller infringes any Proprietary Right or other such right of any other Person. To the Seller's Actual Knowledge, no Proprietary Right of, product manufactured or sold by, or manufacturing process, trade secret, customer list or know-how used by, any other Person infringes or conflicts with any Proprietary Right heretofore or presently used by Seller. No claim has been asserted or, to Seller's Actual Knowledge, overtly threatened, by any Person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by Seller or the production, provision or sale of any services or products by Seller and, to Seller's Actual Knowledge, there is no basis for any such claim. Seller has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. No trademark, service mark or trade name used by Seller, including, without limitation, the names Pointille, Inc. and Modern of California infringes any trademark, service mark or trade name of others in the United States of America or any other country in which such trademark, service mark or trade name is used by Seller. No shareholder, officer, director or employee of Seller or their respective Affiliates respective owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by Seller in connection with its business.

     4.11. INSURANCE POLICIES. Schedule 4.11 hereto sets forth a true and complete list of all insurance policies held by Seller. True and complete copies of all such policies have heretofore been provided by Seller to Buyer. All premiums due to the Closing Date on such policies will have been paid in full. All pending claims, if any, made against Seller which are covered by insurance are being defended by the appropriate insurance companies and are described on
Schedule 4.11 hereto. Seller has not failed to give any notice or present any claim under any such policy in a timely fashion. Such insurance to the date hereof has, and to the Closing Date will have, (a) been maintained in full force and effect and (b) not been canceled or changed except to extend the maturity dates thereof. No policy of Seller has been canceled by the issuer thereof, nor have the premiums on any such policy (except for workers' compensation) been increased by more than 3.0% over the prior period.

     4.12. CONTRACTS. Except for the leases described in Schedule 4.9B hereto, the purchase and sales commitments and orders listed on Schedule 4.13A hereto and the insurance policies listed on Schedule 4.11 hereto and except as set forth on Schedule 4.12 hereto, Seller is not a party to, or subject to or bound by, any Contract, including, without limitation, any (i) lease; (ii) royalty, distribution, agency, territorial or license agreement; (iii) Contract (for employment or otherwise) with any officer, employee, director or shareholder or Affiliate of the foregoing or any professional person or firm, consultant, independent contractor or advertising firm or agency; (iv) Contract or collective bargaining agreement with any labor union or representative of employees other than the Collective Bargaining Agreement by and among Seller, United Paperworkers International Union AFL-CIO and its Unity Local No. 307; (v) Contract guaranteeing the payment or performance of the obligations of others;
(vi) Contract pursuant to which indebtedness may be incurred; (vii) group health or life insurance, pension, profit sharing, retirement, medical, bonus, incentive, severance, stock option or purchase plan or other similar benefit plan in effect with respect to its employees or others; (viii) Contract limiting the freedom of Seller to engage in any line of business or to compete with any Person; or (ix) Contract not entered into in the ordinary course of business which involves $1000 or more and is not cancelable without penalty within 30 days. True and complete copies of all Assumed Contracts listed on Schedule 4.12 have heretofore been delivered by Seller to Buyer. Except as set forth on
Schedule 4.12, no Assumed Contract to which Seller is a party or to which it is subject or by which it is bound (i) requires the consent of any other Person by reason of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or (ii) was entered into other than in the ordinary course of business, consistent with past practice. Each of the Assumed Contracts to which Seller is a party or to which it is subject or by which it is bound (including, without limitation, those set forth on Schedules 4.12 and 4.13A hereto and the insurance policies listed on Schedule 4.11 hereto) is a valid and subsisting Contract of Seller and, to the Actual Knowledge of Seller, of all of the parties thereto in full force and effect without modification. No Assumed Contract with any Governmental Authority requires a novation in order to be assigned or transferred to Buyer. Except as set forth on Schedule 4.12 or 4.13A hereto, all Assumed Liabilities, including, without limitation, all amounts owed for borrowed money, may be prepaid in whole or in part at any time by Seller or Buyer without premium or penalty. Seller has performed all material obligations required to be performed by it and is not in default under any Assumed Contract, instrument or other document to which it is a party or to which it is subject or by which it is bound, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder. To Seller's Actual Knowledge, no other party is in default under any such Contract, instrument or other document. No Assumed Contract to which Seller is a party or to which it is subject or by which it is bound is subject to unilateral changes in terms by any other party or parties thereto. Except as set forth on Schedule 4.12, none of the shareholders of Seller is a party to or subject to or bound by any Assumed Contract or has any right which in any way relates to the business of Seller.

     4.13 PURCHASE AND SALES COMMITMENTS AND ORDERS. Schedule 4.13A hereto sets forth a list of all purchase commitments and orders of Seller as of the date immediately preceding the date hereof and as of the Closing Date, and which are Assumed Contracts, involving more than $2,500 or requiring more than one month for completion and all sales commitments and orders (whether for the sale of products or the rendering of services) of Seller as at the date immediately preceding the date hereof and as of the Closing Date, which are Assumed Contracts, involving more than $2,500 or requiring more than one month for completion. Seller has not from the Balance Sheet Date to the Closing Date entered into any purchase or sales commitment or order except in the ordinary course of business. With respect to the purchase and sales orders or commitments of Seller outstanding on the Closing Date involving more than $2,500, except as set forth on Schedule 4.13A hereto, no purchase order was entered into other than in the ordinary course of business, consistent with past practice. Except as set forth on Schedule 4.13B hereto, no customer of Seller has requested that deliveries under any sales order or services to be performed by it under any Assumed Contract be delayed more than 30 days.

     4.14. LABOR RELATIONS. Seller has a place of business and conducts business only at 3116 Vanowen Street, Burbank, California. Except for the collective bargaining agreement by and among Seller, United Paperworkers International Union AFL-CIO and Unity Local No. 307, neither Seller nor any Affiliate of Seller is a party to, nor is its place of business affected by, any Contract with any union or labor organization, nor has Seller or any Affiliate of Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees. To the Actual Knowledge of Seller, there is no representation or organizing effort pending or threatened against Seller or any Affiliate thereof or affecting any Site. There are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to the Actual Knowledge of Seller, threatened against or involving Seller or any Affiliate thereof. No unfair labor practice, charge or complaint before the National Labor Relations Board, no charge or complaint before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to Seller, any Affiliate thereof, any of the Sites or the conduct of the business of Seller is pending or, to the Actual Knowledge of Seller, threatened. No Seller has received notice or has knowledge of the intent of any agency, instrumentality, department, commission, court, tribunal or board of any government, whether national, federal, state or local (each, a "Governmental Authority"), responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to Seller or the conduct of its business. To the Actual Knowledge of Seller, no officer or key employee of Seller has any plans to terminate his or her employment with Seller.

     4.15. LEGAL PROCEEDINGS. Except as set forth on Schedule 4.15A hereto, there are no Actions (whether or not purportedly on behalf of Seller) pending or, to the Actual Knowledge of Seller, overtly threatened against or affecting Seller or any of its properties, rights or business. Except as set forth on
Schedule 4.15B hereto, no Action involving product liability has ever been instituted or, to the Actual Knowledge of Seller, overtly threatened against it. Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Authority. To Seller's Actual Knowledge, none of the Actions referred to on Schedule 4.15A or 4.15B hereto will have a Material Adverse Effect on Seller.

     4.16. ORDERS, DECREES, ETC. There are no orders, decrees, injunctions, rulings, decisions, directives, consents or regulations of any court or any Governmental Authority issued against, or binding on, Seller which do or may adversely affect, limit or control the Acquired Assets or Seller's method or manner of doing business.

     4.17. COMPLIANCE WITH LAW; PERMITS AND LICENSES.

          (a) Seller is in compliance with all Laws of any Governmental Authority applicable to Seller, its assets or property or its operations, including, without limitation, Laws relating to zoning, building codes, antitrust, occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous waste and substances control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes, except for any non-compliance or violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller to perform its obligation hereunder.

          (b) Seller holds all permits, licenses and franchises which are necessary for or material to its current use, occupancy or operation of the Acquired Assets or the conduct of its business; and, except as set forth on
Schedule 4.17, no written notice of violation of any applicable zoning regulation, ordinance or other similar Law binding on Seller with respect to the Acquired Assets or its business has been received since January 1, 1991.

     4.18. ACTIONS NOT IN ORDINARY COURSE. Except as set forth on Schedule 4.18 hereto, since the Balance Sheet Date Seller has not (i) incurred any Liability, except current liabilities in the ordinary course of business and Liabilities incurred under Contracts entered into in the ordinary course of business; (ii) discharged or satisfied any Lien or paid any Liability, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business; (iii) sold or transferred any assets or written off any receivables, except for the sale of inventory and the collection of receivables in the ordinary course of business;
(iv) mortgaged, pledged or subjected to any other Lien any of its assets or properties, other than Liens reflected on the Balance Sheet; (v) suffered any losses or waived any rights of substantial value; (vi) granted any bonuses or commissions or increased the compensation payable to any of its employees, directors or officers or increased the aggregate payment of any fees except for customary bonuses and regular salary increases made in accordance with Seller's past practices as summarized on Schedule 4.18; (vii) made any loans to any individuals, firms, corporations or other entities; (viii) declared, made, set aside or paid any dividend, distribution, or payment on, or any purchase or redemption of, any shares of any class of its capital stock, or any commitment therefor; (ix) made any change in any method of accounting or auditing practice; or (x) entered into any transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing. From the Balance Sheet Date to the Closing Date, the business of Seller will have been operated only in the regular and ordinary course.

     4.19. NO CHANGE. Since the Balance Sheet Date, there has not been (i) any adverse change (whether or not in the ordinary course of business) in excess of $10,000 in the business, financial condition, assets or Liabilities of Seller as reflected on the Balance Sheet or (ii) any damage, destruction or loss, whether or not covered by insurance, affecting the business, assets, properties or rights of Seller in excess of $10,000.

     4.20. ACCOUNTS RECEIVABLE. All of the accounts receivable of Seller are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Seller which resulted from sales actually made in the ordinary course of the business of Seller. The ages of the accounts receivable of Seller as at the Balance Sheet Date are set forth on Schedule 4.20 hereto. No accounts receivable have been written off since the Balance Sheet Date that were not reserved for at the Balance Sheet Date in the allowance for doubtful accounts other than in the ordinary course of business.

     4.21. INVENTORY. The Inventory of Seller as at the Balance Sheet Date was, and the Inventory of Seller on the Closing Date will have been, manufactured or acquired in the ordinary course of business, in customary quantities and at prevailing prices. Such Inventory has been valued on the 1996 Balance Sheet and will be valued on the Closing Date Balance Sheet, on an item-by-item basis, at the lower of cost or market on a first-in, first-out basis in accordance with GAAP consistently applied, and all slow-moving (i.e., any item of Inventory in excess of a one year's supply, based on sales of Inventory during the prior 12 month period), unmarketable, returned, rejected, damaged or obsolete Inventory has been fully written off or fully reserved. The Inventory of Seller has been written down by the amount of all losses estimated or expected upon the completion of any unfilled or partially filled sales orders in Seller's backlog. Inventory manufactured or acquired by Seller since the Balance Sheet Date has been manufactured or acquired in the ordinary course of business, in customary quantities and at prevailing prices and valued as set forth in this Section
4.21. Except as indicated on Schedule 4.21, (i) the finished goods contained in the Inventory of Seller have been made in accordance with and in conformity to the specifications of the corresponding customer orders or, in cases where there are no customer specifications, are merchantable in the ordinary course of business; (ii) the work in process contained in such Inventory has been made in accordance with and in conformity to the specifications of corresponding customer orders to the extent consistent with its state of completion, or is suitable to permit Seller to produce therefrom in the ordinary course finished goods that will be merchantable in the ordinary course of business; and (iii) the raw materials contained in such Inventory are suitable for the purpose of filling specific customer orders, or are otherwise suitable to permit Seller to produce therefrom in the ordinary and usual course finished goods that will be merchantable in the ordinary course of business.

     4.22. CAPITAL PROJECTS AND EXPENDITURES. There are no material capital projects or capital expenditures (including any lease obligation to be capitalized in accordance with GAAP, consistently applied) relating to the Acquired Assets that have been committed for or undertaken by Seller and not paid for on the Closing Date. Except as set forth on such Schedule 4.22, from the Balance Sheet Date to the Closing Date, Seller has not made any additional expenditures or additional commitments for capital expenditures.

     4.23. BACKLOG. Schedule 4.23 sets forth the total backlog of orders of Seller as at the Balance Sheet Date. The total backlog of orders of Seller at the Closing Date will not be less than $50,000. Such backlog consists of orders for products or services which are typical of the types of products and services heretofore manufactured, sold or rendered by Seller and which do not require the development or application of any new or more advanced technology than that utilized by Seller in the past.

     4.24. COMPENSATION. Schedule 4.24 hereto lists the names, title or job description, and total annual compensation (including, as separately set forth figures, any bonuses paid, accrued, or granted through the Balance Sheet Date, any bonuses paid, accrued or granted, or to be paid, accrued, granted or earned, from the Balance Sheet Date to the Closing Date, and any bonuses attributable to the period of time prior to the Closing Date but to be paid, accrued or granted thereafter) of all employees, officers and directors of Seller who, as of the Closing Date, are or will be entitled to receive compensation from Seller at an annualized rate in excess of $35,000 per year.

     4.25. ENVIRONMENTAL PROTECTION.

     (a) Except as set forth in Schedule 4.25A hereto, Seller is in compliance with and has complied in all material respects with all Environmental Laws. Seller has obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed on Schedule 4.25B hereto.

     (b) Except as set forth in Schedule 4.25A hereto, Seller is in compliance in all respects with all permits, licenses and authorizations required by any Environmental Laws, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. All products manufactured and services provided by Seller prior to the Closing Date will have been in material compliance with all Environmental Laws applicable thereto. Seller has heretofore delivered to Buyer true and complete copies of all environmental studies made in the last ten years relating to the business or assets of Seller and the Leased Premises.

     (c) Except as set forth in Schedule 4.25A hereto, there is no pending or, to Seller's Actual Knowledge, overtly threatened civil, criminal or administrative Action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to Seller, its business or assets, the products it has manufactured or the services it has provided relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     (d) Except as set forth in Schedule 4.25A hereto, to the Seller's knowledge, there are no specific facts or circumstances which may interfere with or prevent compliance or continued compliance by Seller with any Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Seller of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance or Waste.

     (e) Except in accordance with a valid governmental permit, license, certificate or approval listed in Schedule 4.25A, there has been no emission, spill, release or discharge by Seller, from any of its assets, from any site at which any of such assets are or were located or at any other location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets of any Hazardous Substances or wastes used, stored, generated, treated or disposed at or from any of such assets (any of which events is hereinafter referred to as "HAZARDOUS DISCHARGE"). Except for inventory of raw materials, supplies, work in process and finished goods all as listed in Schedule 4.25C that is to be used or sold in the ordinary course of its business, all of the assets of Seller are free of all Hazardous Substances or Wastes.

     (f) Except as set forth in Schedule 4.25A hereto, there has been no written complaint, order, directive, claim, citation or notice by any Governmental Authority or, to the Seller's Actual Knowledge any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the assets of Seller, (iii) noise emissions, (iv) solid or liquid waste disposal,
(v) the use, generation, storage, transportation or disposal of Hazardous Substances or wastes or (vi) other environmental, health or safety matters affecting Seller, any of its assets, any real property on which any of such assets are located, any improvements located thereon or the business therein conducted (any of which is hereafter referred to as an "ENVIRONMENTAL COMPLAINT").

     (g) Prior to the Closing Date, there shall not occur any Hazardous Discharge (except in accordance with a valid governmental permit, license, certificate or approval listed in Schedule 4.25B) or Environmental Complaint.

     4.26. EMPLOYEE BENEFITS.

     (a) Except for those plans set forth on Schedule 4.26A hereto (the "Plans"), Seller does not maintain or contribute to any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, whether or not such plan has been terminated and whether or not such plan is of a legally binding nature or in the form of an informal understanding.

     (b) True and complete copies of all the documents embodying each Plan which is not a multi-employer plan as such term is defined in Section 3(37) of ERISA ("Single Employer Plan"), including, without limitation, the plan and trust instruments and insurance, group annuity and other Contracts pertaining thereto and any actuarial reports obtained with respect to any Single Employer Plan, as well as the books and records of the Single Employer Plans, have been furnished to Buyer. Each Single Employer Plan which is intended to comply with Section 401(a) of the Code and each trust related thereto is qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a determination letter has been received from the Internal Revenue Service with respect to each such Single Employer Plan stating that such Single Employer Plan and its related trust are qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a copy of each such determination letter has been furnished to Buyer. There has been (i) no change in any of the documents delivered to Buyer under which each Single Employer Plan is maintained and (ii) no change, since each Single Employer Plan's most recent valuation date, in the operation of the Single Employer Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Single Employer Plan.

     (c) With respect to the Single Employer Plans, the reporting and disclosure requirements of ERISA and the Code, as applicable, and the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, have been fulfilled in all material respects and Seller has furnished to Buyer copies of all filings with the Internal Revenue Service and the Department of Labor or other applicable Governmental Authority for each Single Employer Plan's most recent plan year. Except as set forth on Schedule 4.26B, with respect to each Single Employer Plan which is subject to Section 412 of the Code or Part 3 of Title I of ERISA, the fair market value of the assets of each such Plan is at least equal to the present value of all liabilities of such Plan. There has been no "accumulated funding deficiency" with respect to any Single Employer Plan, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA, nor has there been, with respect to any Single Employer Plan, (i) any "excess contribution" or any "excess aggregate contribution" within the meaning of Section 4979 of the Code or (ii) any "nondeductible contribution" within the meaning of Section 4972 of the Code. There has been accrued on the Balance Sheet or paid to such Single Employer Plan an amount equal to the greater of: (A) the contribution required to be made to each Single Employer Plan for the current plan year under Section 412 of the Code or (B) the expense required to be recognized under FASB No. 87 for such period, in each case multiplied by a fraction the numerator of which is the number of days since the first day of the plan year and the denominator of which is 365.

     (d) Neither Seller, the Single Employer Plans, any of the trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" as such term is defined in Section 4975 of the Code or Section 406 of ERISA or otherwise taken or omitted any action which could subject the Single Employer Plans, Seller, any of the trusts created thereunder or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material Tax, penalty or other Liability resulting from any prohibited transactions under Section 409 or 502 of ERISA or Section 4975 of the Code or otherwise, and neither Seller, any Single Employer Plan, any trust created thereunder nor any other fiduciary (within the meaning of Section 3(21) of ERISA) of any Single Employer Plan or its attendant trust has breached its fiduciary duties under Title I of ERISA in a manner which could result in a direct or indirect liability to Seller or the trustee or administrator of any Single Employer Plan.

     (e) Except as set forth on Schedule 4.26E, neither Seller nor any other "trade or business (whether or not incorporated) which is under common control" (as such term is defined in Section 4001 of ERISA and the regulations promulgated thereunder) with Seller has ever (i) terminated a Plan subject to Title IV of ERISA or (ii) contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and neither Seller nor any such "trade or business" has effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multiemployer plan.

     (f) Seller does not maintain or contribute to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA; a "Welfare Plan"), or other employee benefit plan or arrangement, relating to post-employment or retirement benefits (other than an "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA) or, if any such plan exists, it is listed on Schedule 4.26A, satisfies the representations and warranties set forth above and has assets with a fair market value that is not less than the actuarial cost of the vested or non-forfeitable benefits of the participants in such plan.

     4.27. GOVERNMENTAL APPROVALS. Except as set forth on Schedule 4.27 hereto, no governmental authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Seller or any shareholder or Affiliate of Seller with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than any such authorization or approval which if not obtained would not have a Material Adverse Effect.

     4.28. NO OMISSIONS. To William S. Pine's, Josh Pine's and Lisa Pine's actual conscious knowledge (expressly excluding any knowledge that a reasonably prudent person would have in the ordinary exercise of his affairs but which none of William S. Pine, Josh Pine or Lisa Pine does actually and consciously have), there is no material fact not disclosed to Buyer, or otherwise known by Buyer, that may have a Material Adverse Effect on the Acquired Assets or the operations, profits or business of Seller or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of the Seller not materially misleading, except for facts relating to general economic conditions or to the printing industry in general, that may similarly affect companies that are in a similar industry. No representation or warranty by Seller contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

          4.29. STATE BOARD OF EQUALIZATION. (a) Seller, including any predecessor of Seller (collectively, the "FILERS"), has timely filed, or caused to be timely filed, or through the Closing Date will timely file, or will cause to be timely filed, all filings required to be filed by them with the State ("Filings"), and all such Filings are complete and accurate and comply in all respects with all applicable legal requirements. Seller has delivered to Buyer true and complete copies of all Filings filed by the Taxpayers for each of their past five fiscal years ended February 28, 1995. Except as set forth on Schedule 4.29, Filers' Filings have not been audited by the State Board of Equalization of the State of California, nor is any such audit scheduled or pending. The Filers have not requested any, and there are no outstanding, waivers or extensions of time relating to the filing of any Filing. Any deficiency assessments with respect to Filers' Filings have been paid by Filers. Filers have not given any waivers or comparable consents to the application of the statute of limitations to any Filings or amounts due in payment with respect thereto ("SBE Amounts"), nor is any such waiver or consent outstanding. Seller has no liability for the Filings of any other party (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

          (b) Filers have timely paid and through the Closing Date will have timely paid, all SBE Amounts due and payable on or before such date (whether or not shown on a Filing). Filers have, and through the Closing Date will have, paid all SBE Amounts attributable to any period (or portion of a period) or event occurring on or before the Closing Date.

          4.30 INVESTMENT INTENT. The Seller is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of such Shares.

          4.31 NO REGISTRATION UNDER FEDERAL OR STATE SECURITIES LAWS. The Seller acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws, and that the Buyer's reliance on such exemptions is predicated on the accuracy and completeness of the Seller's representations, warranties, acknowledgements and agreements herein. Accordingly, the Shares may not be offered, sold, transferred, pledged or otherwise disposed of by the Seller without an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to the Seller that the proposed transaction will be exempt from registration. The Seller acknowledges that to the extent the exemption from registration provided by Rule 144 under the Securities Act becomes available for the resale of the Shares, any such resales may be made only in accordance with the terms and conditions of that rule, including, among other things, the existence of a public market for the Shares, the availability of current public information about the Buyer, the resale occurring not less than two years after the Shares were purchased and paid for, the sale being effected in a specified manner and the number of Shares being sold not exceeding specified limitations.

          4.32 RESTRICTIVE LEGEND AND STOP TRANSFER ORDER. The Seller acknowledges that the certificates representing the Shares will bear the following legend:

          "The shares of the Buyer represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be distributed except (A) pursuant to an effective registration statement under the Act with respect to the shares offered thereby, which registration statement is current, or (B) pursuant to an opinion of counsel for or reasonably acceptable to the Buyer, or other evidence satisfactory to the Buyer, to the effect that such registration is not required with respect to the proposed distribution or transfer."

and that the Buyer reserves the right to place a stop order against the certificate representing the Shares and to refuse to effect any transfers thereof in the absence of an effective registration statement with respect to the Shares or in the absence of an opinion of counsel to the Buyer that such transfer is exempt from registration under the Securities Act and under applicable state securities laws.

          4.33 INVESTMENT EXPERIENCE. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of its investment in the Buyer and of protecting its own interests in connection therewith.

          4.34 ACCESS TO INFORMATION. The Seller has had the opportunity to review all documents and information which the Seller has requested concerning its investment and the Buyer. The Seller has had the opportunity to ask questions of the Buyer's management, which questions were answered to its satisfaction. The Seller has relied only on the foregoing information in determining to make its investment in the Buyer.

          4.35 INVESTMENT RISKS. The Seller acknowledges that an investment in the Buyer involves substantial risks. The Seller is able to bear the economic risk of its investment for an indefinite period of time.

          4.36 ACCREDITED INVESTOR. The Seller is an accredited investor as such term is defined under Regulation D promulgated under the Act.

     SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer warrants and represents to and agrees with Seller and Shareholder as follows:

     5.1. GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contem- plated hereby have been duly authorized by the Board of Directors of Buyer, and all other corporate action of Buyer, including all shareholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement and the Promissory Note constitute binding obligations of Buyer, enforceable against Buyer in accordance with their terms. No consents of any lender, trustee or security holder of Buyer or other Person is required for Buyer to enter into and deliver this Agreement and to consummate the transactions contemplated hereby, nor does the Certificate of Incorporation or By-Laws of Buyer or any Contract, mortgage or other instrument to which Buyer is a party or by which Buyer is bound or affecting any of its properties conflict with or restrict the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such conflict, violation, breach, default, termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Buyer to perform its obligations hereunder

     5.3. SEC FILINGS. Buyer has since January 1, 1994 filed all proxy statements, schedules and reports required to be filed by it with the SEC pursuant to the Exchange Act. As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No registration statement filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.4. GOVERNMENTAL APPROVALS. Except as set forth on Schedule 5.4 hereto, no governmental authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Buyer or any shareholder or Affiliate of Buyer with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than any such authorization or approval which if not obtained would not have a Material Adverse Effect.

     5.5. NO OMISSIONS. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any certificate furnished to Seller under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     SECTION 6. CONDUCT PRIOR TO THE CLOSING.

     6.1. INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its own representatives (including its counsel, accountants and consultants) make such investigations of the properties, plants and operations of Seller and such audit of the financial condition of Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, plants, operations and financial condition; such investigation shall not, however, affect Seller's representations, warranties and agreements hereunder. Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records of Seller, such access to be granted at reasonable times after reasonable notice; and Buyer shall have the right to make copies thereof and excerpts therefrom. Seller shall furnish Buyer with such financial and operating data and other information with respect to the Acquired Assets as Buyer may from time to time reasonably request. Seller acknowledges that the rights set forth in this paragraph 6.1 are essential to Buyer as a means of evaluating the Acquired Assets and Seller agrees that in no event will it seek to recover costs or damages of any kind incurred as a result of the exercise by Buyer of such rights and hereby waives any and all rights it might have to recover any such costs or damages.

     6.2. ONGOING OPERATIONS. From the date hereof to the Closing, Seller shall use commercially reasonable efforts to preserve its business organization intact (which shall mean, with respect to personnel, that Pine, Lisa Pine and Joshua Pine shall remain employed by Seller on substantially the same terms as on the date hereof), and shall use commercially reasonable efforts to preserve for Buyer the present relationship between Seller on the one hand and its suppliers, customers and others having business relations with it on the other.

     6.3. CONDUCT OF BUSINESS. Seller agrees that from the date hereof until the
Closing:

     (a) Seller shall conduct its business in the ordinary and usual course, shall not, without the prior written consent of Buyer, purchase, sell, lease, encumber or otherwise dispose of any assets except inventories in the ordinary course of business and consistent with past practice or make any change in its business, operations or the manner of conducting its business; and

     (b)  Seller will not, without the prior written consent of Buyer,

               (i) directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any other loan or financing agreement, except in the ordinary and usual course of its business;

             (ii) change its charter, by-laws or other governing instruments;

            (iii) borrow or agree to borrow any funds or guarantee or agree to guarantee the obligations of others, except in the ordinary and usual course of its business;

            (iv) make any capital expenditure or commit itself to make any capital expenditure;

             (v) increase the rate of salary of any officer, director or employee;

             (vi) enter into any agreement, Contract or commitment or incur any Liability other than in the ordinary course of business and consistent with its existing policies;

             (vii)  waive any rights of substantial value;

             (viii) dispose of, permit to lapse, or otherwise fail to preserve any of its Proprietary Rights or other similar rights, dispose of or permit to lapse any license, permit or other form of authorization, or dispose of or disclose to any person, other than an authorized representative of Buyer, any customer list, trade secret, formula process or know-how;

             (ix) make any change in any method of accounting or accounting practice or in the application of such method of accounting or account practice or make any change in accounting estimate;

             (x) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of its officers or directors, any of its Affiliates or associates or any Person in which it or any of its officers, directors, Affiliates or associates, has any direct or indirect interest, except for (A) compensation to its officers and employees at rates not exceeding the rates of compensation in effect on the Balance Sheet Date and (B) advances made to employees for travel and other business expenses in reasonable amounts consistent with past practice;

             (xi) agree, whether in writing or otherwise, to take any action prohibited in this paragraph 6.3; or

            (xii) without limiting any of the foregoing, take or refrain from taking any action the result of which would render any representation or warranty made to Buyer in or in connection with this Agreement inaccurate when deemed made on and as of the Closing Date.

     6.4 OTHER TRANSACTIONS. Seller will not, and will cause its directors, officers, employees, agents and Affiliates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any discussions with, or furnish any information to, any Person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Acquired Assets. Should Seller or any of its Affiliates or representatives, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, Seller will provide Buyer with immediate notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

     6.5. CONSENTS. Seller shall use its best efforts to obtain in writing, prior to the Closing, all consents, approvals, waivers, authorizations and orders (collectively, "Consents") necessary or reasonably required in order to permit it to effectuate this Agreement and to consummate the transactions contemplated hereby. All such Consents will be in writing and copies thereof will be delivered to Buyer promptly after Seller's receipt thereof but no later than immediately prior to Closing.

     6.6. PLANS, LEASES AND CONTRACTS. Except in the ordinary course of business, without the prior written consent of Buyer, Seller shall not amend or terminate any Plans or Welfare Plans nor amend or terminate any lease, Contract or other agreement listed in Schedules 4.27A, 4.27B, 4.12, 4.13A or 4.13B and will comply with and not be in default with respect to any Plans, Welfare Plans or any lease, Contract or other agreement listed in said Schedules.

     6.7. PUBLIC ANNOUNCEMENTS. Seller and Buyer agree that no party hereto shall make any public announcement in respect of this Agreement or the transactions contemplated hereby prior to the Closing without the prior written consent of the other parties hereto, except as required by applicable law or the rules of the American Stock Exchange.

     6.8. EMPLOYEE BENEFIT PLANS.

          (a) Buyer will not adopt or assume any employee benefit plan or other similar arrangement maintained or contributed to by Seller.

          (b) Buyer will not assume and does not agree to pay any obligation to or to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA, pursuant to any provision of this Agreement. Buyer and Seller agree that the exception to the complete or partial withdrawal of Seller from any such "multiemployer plan" pursuant to the sale of assets exception under
Section 4204 of ERISA shall not apply to this transaction and is not part of this Agreement.

          (c) Effective immediately prior to the Closing Date, the employment by Seller and the active participation under each Plan maintained and administered by Seller of each employee that is a member of the bargaining unit covered by the terms of the collective bargaining agreement between Seller, United Paper Workers International Union-AFL-CIO and Unity Local No. 307 shall terminate. Effective from and after the Closing Date, Buyer may rehire any Seller employee whose employment terminated immediately prior to the Closing Date (the "Transferred Employees") and shall provide each Transferred Employee with coverage under employee benefit plans of Buyer according to the terms of the collective bargaining agreement negotiated between Buyer, United Paper Workers International Union-AFL-CIO and Unity Local No. 307; provided, however, Buyer specifically agrees that, pursuant to the terms of such collective bargaining agreement or otherwise, Buyer shall provide group health benefits to the Transferred Employees and shall cause each welfare benefit plan of Buyer to waive any waiting periods and exclusions for pre-existing conditions and to recognize the deductibles and copayments of each Transferred Employee under Seller plans for purposes of determining the deductible limits and copayment requirements of each such Transferred Employee under each plan of Buyer for the calendar year including the Closing Date.

     6.9. NOTIFICATION. Seller shall give Buyer prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of Seller made herein or pursuant hereto and
(ii) the taking of any action by Seller that would breach or violate, or constitute a default under, any agreement or covenant of Seller made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of Seller made herein or pursuant hereto or Buyer's right to rely thereon.

     6.10. SUPPLEMENTAL DISCLOSURE. Seller agrees that, with respect to its representations and warranties made in this Agreement, it will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that neither the supplementing or amending of any Schedules by Seller, nor the discovery of any matters by Buyer in the course of its investigations, shall be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.

     6.11. RELEASE OF BANK GUARANTEE. Seller shall use its best efforts to obtain the release of the personal guarantee of William S. Pine with respect to the Seller's bank loans.

     SECTION 7. CONDITIONS OF BUYER'S OBLIGATIONS TO CLOSE. The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the conditions set forth below, which conditions may be waived by Buyer without releasing or waiving any of its rights hereunder.

     7.1. AGREEMENT AND CONDITIONS. On or before the Closing Date, Seller shall in all material respects have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

     7.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.3. LOSS, DAMAGE OR DESTRUCTION. Between the date hereof and the Closing Date there shall not have been any loss, damage or destruction to or of any of the assets, property or business of Seller in excess of $2,500 in the aggregate, whether or not covered by insurance, nor shall the assets, properties and business of Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy, and there shall have been no development in the business of Seller since the Balance Sheet Date which would have a Material Adverse Effect on the value of such business.

     7.4. OPINION OF COUNSEL. Buyer shall have received an opinion of Jeffer, Mangels, Butler & Marmaro LLP, counsel for Seller, dated as of the Closing Date, substantially in the form of Exhibit A hereto.

     7.5. SIDE LETTER. Seller, Shareholder and Buyer shall have executed and delivered that certain side letter dated the Closing Date.

     7.6. TERMINATION OF LEASE. The Lease dated September 1, 1984, as amended, by and between The William S. Pine and Lisa Pine 1982 Trust, dated January 21, 1982 and Seller shall have been terminated.

     7.7. NO LEGAL PROCEEDING. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets, and on the Closing Date there will be no Actions pending or threatened against or affecting Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Seller.

     7.8. GOVERNMENTAL APPROVAL. No governmental agency or body or other Person (other than Buyer) shall have taken any action or made any request of Seller to impede or restrain consummation of the transaction contemplated hereby, and Seller shall have obtained, in form satisfactory to Buyer, and delivered to Buyer, any and all approvals necessary for the consummation of the proposed transaction from all applicable governmental and regulatory agencies or bodies.

     7.9. ABSENCE OF LEGAL IMPEDIMENT. There shall be no legal impediment to the consummation of the transaction contemplated hereby.

     7.10. APPROVAL. The execution and delivery by Seller of this Agreement and any other agreements referred to herein, and the performance of the covenants and obligations of Seller hereunder and thereunder, shall have been duly authorized by all necessary corporate and other action on the part of Seller.

     7.11. CONSENTS AND WAIVERS. Seller shall have obtained, in form reasonably satisfactory to Buyer, any and all approvals, consents or waivers required under any continuing material contract, lease, or other agreement to which Seller is a party or to which Seller or any of the Acquired Assets is bound and consents of all creditors of Seller for liabilities of Seller other than Assumed Liabilities who have not been paid prior to the Closing Date stating (i) that payment to be made to them from the proceeds of the sale of the Acquired Assets shall be in full satisfaction of all claims which they may have against Seller and releasing all claims which they may have in the Acquired Assets (and such payments shall have been made, and releases obtained, at the Closing or escrow arrangements satisfactory to Buyer shall have been established for payment thereafter). For purposes of this Section 7.11, a "material contract" shall be a contract under which payments aggregating $10,000 per year may be required, or more than one contract between Seller and the same party or parties under which payments aggregating $30,000 per year or more may be required.

     7.12. CERTIFICATE. Buyer shall have received a certificate dated the Closing Date and executed by Seller to the effect that the conditions expressed in paragraphs 7.1, 7.2, 7.3, 7.7, 7.8, and 7.9 have been fulfilled.

     7.13. DELIVERIES. Buyer shall have received the deliveries to be made by Seller pursuant to Section 9.

     SECTION 8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are, at the option of Seller, subject to the following express conditions, which conditions may be waived by Seller without releasing or waiving any of their rights hereunder.

     8.1. AGREEMENTS AND CONDITIONS. On or before the Closing Date, Buyer shall have complied with and duly performed all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

     8.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     8.3. OPINION OF COUNSEL. Seller shall have received opinion of Stroock & Stroock & Lavan, counsel for Buyer, dated the Closing Date, substantially in the form of Exhibit B hereto.

     8.4. NO LEGAL PROCEEDING. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets.

     8.5. GOVERNMENTAL APPROVAL. No governmental agency or body or other Person (other than Seller) shall have taken any action or made any request of Buyer to impede or restrain consummation of the transactions contemplated hereby.

     8.6. ABSENCE OF LEGAL IMPEDIMENT. There shall be no legal impediment to the consummation of the transactions contemplated hereby.

     8.7. APPROVAL. The execution and delivery by Buyer of this Agreement and any other agreements referred to herein, and the performance of the covenants and obligations of Buyer hereunder and thereunder, shall have been duly authorized by all necessary corporate and other action on the part of Buyer.

     8.8. DELIVERIES. Seller shall have received the deliveries to be made by Buyer pursuant to Section 10.

     8.9. CERTIFICATE. Seller shall have received a certificate dated the Closing Date and executed by Buyer to the effect that the conditions expressed in paragraphs 8.1, 8.2, 8.4, 8.5 and 8.6 have been fulfilled.

     8.10 RELEASE OF PERSONAL GUARANTEE. Seller shall have obtained the release of the personal guarantee of William S. Pine with respect to the Seller's bank loans.

     8.11. SIDE LETTER. Seller, Shareholder and Buyer shall have executed and delivered that certain side letter dated the Closing Date.

     SECTION 9. DELIVERIES OF SELLER. Seller agrees to deliver to Buyer the following on the Closing Date:

     9.1. TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments provided for herein and to convey to Buyer such title to the Acquired Assets as Seller is obligated hereunder to convey.

     9.2. OPINION OF COUNSEL. An opinion of Jeffer, Mangels, Butler & Marmaro LLP, counsel for Seller, dated the Closing Date, substantially in the form of Exhibit A hereto.

     9.3. Intentionally Omitted.

     9.4. CERTIFICATES. A certificate dated the Closing Date and executed by Seller to the effect that: (i) on or before the Closing Date, Seller shall in all material respects have complied with and duly performed all agreements and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement; (ii) the representations and warranties of Seller contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, are true and correct in all material respects on and as of the Closing Date; (iii) since the Balance Sheet Date, there shall not have been any loss, damage or destruction to or of any of the assets, property or business of Seller in excess of $2,500 in the aggregate, whether or not covered by insurance, nor shall the assets, properties and business of Seller have been adversely affected in any way as a result of any fire, accident, or other casualty, war, civil strife, riot or act of God or the public enemy, and there shall have been no development in the business of Seller since the Balance Sheet Date which would have a Material Adverse Effect on the value of such business; and (iv) no court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets, and on the Closing Date there is not Actions pending or threatened against or affecting Seller which involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any Material Adverse Change in the business, operations, properties or assets or in the condition, financial or otherwise, of Seller.

     9.5. CONSENTS. All consents required pursuant to 7.11 hereof. All such consents will be in writing.

     9.6. GOOD STANDING CERTIFICATES. Good standing and tax certificates (or analogous documents), dated no more than ten (10) days prior to the Closing Date, from the appropriate authorities in Seller's jurisdiction of incorporation and in each jurisdiction in which Seller is qualified to do business, showing Seller to be in good standing and to have paid all Taxes due in the applicable jurisdiction.

     9.7. SECRETARY'S CERTIFICATE. A certificate of the Secretary or an Assistant Secretary of Seller setting forth a copy of the resolutions adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     9.8. ANNUAL FINANCIAL STATEMENTS. The Annual Financial Statements as required pursuant to Section 3.6 hereof.

     9.9. AUTHORIZATION. Appropriate instruments authorizing Buyer to indorse in the name of Seller all checks, drafts, notes and other instruments for the payment of money and to receive for the account of Buyer all proceeds thereof to which Buyer is entitled under this Agreement.

     9.10. POSSESSION OF ACQUIRED ASSETS. Possession of the Acquired Assets, including all books, records, Contracts and other documents relating to the Acquired Assets.

     9.11. EMPLOYMENT AND SALES REPRESENTATIVE AGREEMENTS. An Employment Agreement in the form of Exhibit C hereto executed by Pine, an Employment Agreement in the form of Exhibit D hereto executed by Joshua Pine and a Sales Representative Agreement in the form of Exhibit E hereto executed by Seller.

     9.12. LEASE. A Lease Agreement in the form of Exhibit F hereto, executed by The William S. Pine and Lisa Pine 1982 Trust, dated January 21, 1982.

     9.13. OTHER DELIVERIES. Such other documents or instruments as Buyer or its counsel may reasonably request.

     SECTION 10. DELIVERIES OF BUYER. Buyer agrees to deliver to Seller the following on the Closing Date:

     10.1. PURCHASE PRICE.

          (a) The Initial Payment to be delivered pursuant to paragraph 3.2(a) hereof.

          (b) The stock certificate required pursuant to paragraph 3.2(b) hereof.

          (c) The Cancelable Promissory Note to be delivered pursuant to paragraph 3.2(c) hereof.

     10.2. OPINION OF COUNSEL. A favorable opinion of Stroock & Stroock & Lavan, counsel for Buyer, dated the Closing Date, substantially in the form of Exhibit B hereto.

     10.3. SECRETARY'S CERTIFICATE. A certificate of the Secretary or an Assistant Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     10.4. EMPLOYMENT AND SALES REPRESENTATIVE AGREEMENTS. An Employment Agreement in the form of Exhibit C hereto, an Employment Agreement in the form of Exhibit D hereto and a Sales Representative Agreement in the form of Exhibit E hereto, each executed by Seller.

     10.5. LEASE. A Lease Agreement for the Leased Premises in the form of Exhibit F hereto, executed by Buyer.

     10.6. OTHER DELIVERIES. Such other documents or instruments as Seller or its counsel may reasonably request.

     SECTION 11. ADDITIONAL COVENANTS.

     11.1. COOPERATION; INSURANCE.

          (a) Seller will cooperate with Buyer, and Seller will use its commercially reasonable efforts to have the officers, directors and other employees of Seller cooperate with Buyer, at Buyer's request and expense, on and after the Closing Date, in endeavoring to effect the collection of accounts and notes receivable owing to Seller at the Closing Date and in furnishing information, evidence, testimony and other assistance in con- nection with any actions, proceedings, arrangements or disputes involving Seller and/or Buyer and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date.

          (b) Seller agrees to keep each of the Acquired Assets insured from the date hereof through the Closing Date at Seller's expense, under the same policies and on the same terms as such assets have been insured by Seller prior to the date hereof. Seller shall cause all of its applicable insurance policies to be amended to the extent necessary to show Buyer as a named insured thereunder or as a loss payee, as its interests may appear.

     11.2. AUTHORIZATION; MAIL. On and after the Closing Date: Seller agrees that Buyer shall have the right and authority to collect for the account of Buyer all receivables and other items which shall be transferred to Buyer as provided herein, and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property that Seller may receive in respect of any such receivables or other items. Seller authorizes and empowers Buyer (i) to receive and open mail addressed to Seller and (ii) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Acquired Assets or otherwise to the business of Seller, as conducted by Buyer or to any of the Assumed Liabilities. Seller agrees to deliver to Buyer promptly upon receipt any mail, checks or other documents received by it pertaining to the Acquired Assets or otherwise to the business of Seller, as conducted by Buyer, or any of the Assumed Liabilities. Buyer agrees to deliver to Seller any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Seller is entitled. Buyer agrees to notify Seller in writing promptly following the end of each month for six months following the Closing Date of the amount collected under receivables transferred to Buyer hereunder. For a period of six months after Closing, the Buyer shall use its best efforts to collect the Accounts Receivable. Promptly after the expiration of such six month period, Buyer shall advise Seller in writing of those Accounts Receivable which have not been collected as of the end of such period.

     11.3. FURTHER ASSURANCES. The parties agree at any time and from time to time after the Closing Date, upon the request of any other party hereto, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, notations, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and assigns, of any or all of the Acquired Assets and to carry out the terms and conditions of this Agreement.

     11.4. REPAIRS, RETURNS AND ALLOWANCES. If, after the Closing Date, Buyer makes any repairs, accepts any returns or grants any allowances in accordance with any warranty or guarantee given prior to the Closing Date by Seller to its customers, or relating to any product manufactured by Seller, Seller shall, upon Buyer's written request, pay to Buyer the cost of making such repairs, accepting such returns and/or granting such allowances (other than Buyer's overhead). Seller agrees that in making any such repair, accepting any such return or granting any such allowance Buyer is and shall be acting as agent for Seller, that Buyer makes no representations or warranties with respect to any such repair, return or allowance and that the making of any such repair, the acceptance of any such return or the granting of any such allowance shall not in any way affect or limit the representations, warranties, covenants or agreements of the Parent and/or Seller contained in this Agreement, or Buyer's right to rely thereon, and Seller agrees to indemnify Buyer and hold Buyer harmless from and against any and all loss, cost, damage, claim and expense, including, without limitation, attorney's fees and disbursements, which Buyer may sustain at any time by reason of any such repair, return or allowance.

     11.5. HIRING OF EMPLOYEES. Buyer intends and will endeavor to hire a substantial number of the current employees of the Seller.

     SECTION 12. CONFIDENTIALITY. Seller, Shareholder, William S. Pine, Joshua Pine and Lisa Pine agree not to, directly or indirectly, without the prior written consent of Buyer, use or disclose to any person, firm or corporation, any information, (including, but not limited to, the identity of any customers), technical data or know-how relating to the products, processes, methods, equipment or business practices of Seller.

     SECTION 13. NON-COMPETITION.

     13.1. NON-COMPETITION. For a period of six years from the date hereof, Seller, Shareholder, William S. Pine, Joshua Pine, Lisa Pine and their Affiliates will not, directly or indirectly, in the Territory, (i) engage in the lithographic printing and folding carton manufacturing to the audio and video and computer software industries or in any business currently conducted, or hereafter conducted by the Buyer for a period of five years from the date hereof, the same as or similar to, or engage in competition with, the Buyer or the businesses heretofore or presently engaged in by Seller, (ii) render services to or have any interest, as a shareholder and Buyer, owner, agent, consultant, lender or guarantor or any other interest, in any other Person engaged in the manufacture or sale of products, or the rendering of services, which are currently being manufactured or sold or rendered by Seller, or similar products or services, or (iii) engage in competition with, or manufacture or sell, such products or services as are referred to in clause (ii) of this paragraph 13.1.

     13.2. PUBLIC COMPANY EXCEPTION. For purposes of this Section 13, ownership of 1% or less of any class of outstanding securities of a company the securities of which are listed on a national securities exchange or which has 1,000 or more shareholders, shall not be deemed to constitute ownership or participation in the ownership of the business of such company. NON-SOLICITATION. Neither Seller, Shareholder, William S. Pine, Joshua Pine or Lisa Pine nor any Affiliate thereof, for a period of six years from and after the Closing Date, shall, directly or indirectly, hire, offer to hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave Buyer's employ who, prior to the Closing Date was, or will be, employed or retained by Buyer as a consultant, agent, employee or otherwise.

     13.3.  NON-SOLICITATION.

     13.4. SPECIFIC PERFORMANCE. Seller, Shareholder, William S. Pine, Joshua Pine and Lisa Pine acknowledge and agree that any breach of Section 12 above or this Section 13 is likely to result in irreparable injury to Buyer, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Buyer may have, Buyer shall be entitled to enforce the specific performance of such Section 12 and this Section 13 and to seek a temporary restraining order, a preliminary injunction or other extraordinary relief from a court of law or of equity notwithstanding Section
19.12 hereof in the event of any breach hereof.

     13.5. SEVERABILITY. The parties acknowledge that the time, scope, geographic area and other provisions of this Section 13 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 13 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Seller is entering into this non-competition agreement in order to induce Buyer to enter into this Agreement.

     13.6. TERRITORY. The parties acknowledge that the business of Seller is currently conducted throughout the Territory. In view of the statements made in the preceding sentence, the parties agree that the Territory is reasonable in scope.

     13.7. BREACH BY BUYER. In the event Buyer breaches its obligations to make payments to Seller, Shareholder, William S. Pine or Joshua Pine pursuant to this Agreement or any Employment Agreement or the Sales Representative Agreement, Seller, Shareholder, William S. Pine or Joshua Pine may give written notice of such breach to Buyer. Following receipt of such notice, Buyer shall have a period of 5 business days to either (i) make the payment requested, or (ii) give written notice to such party of the reason or reasons for such nonpayment. If such party disputes such reason or reasons, he and Buyer shall work diligently in good faith for a period of 10 business days to resolve such dispute. If following the end of such 10 business day period, the payment dispute shall not have been resolved, either party shall have the right to request arbitration in accordance with Section 19.12. If Buyer breaches its obligations to make payments to Seller, Shareholder, William S. Pine or Joshua Pine for 75 days or more without cause, such party shall be relieved of its obligations under Sections 12 and 13 hereof.

          13.8. BREACH BY SELLER, WILLIAM S. PINE, LISA PINE, OR JOSHUA PINE. In the event Seller, William S. Pine, Lisa Pine or Joshua Pine breaches his, her or its obligations under Sections 12 or 13 hereof Buyer may give written notice of such breach to such party. Following receipt of such notice, such party shall have a period of 5 business days to either (i) cease such activity, or (ii) give written notice to Buyer of the reason or reasons for such noncompliance. If Buyer disputes such reason or reasons, Buyer and such party shall work diligently in good faith for a period of 10 business days to resolve such dispute. If following the end of such 10 business day period, the dispute shall not have been resolved, either party shall have the right to request arbitration in accordance with Section 19.12. In any event Buyer shall continue all payments required under this Agreement unless and until an arbitrator reaches a final award or a court issues a preliminary or permanent injunction.

     SECTION 14. INDEMNIFICATION.

     14.1. INDEMNIFICATION BY SELLER AND SHAREHOLDER. Seller and Shareholder, jointly and severally, shall protect, defend, hold harmless and indemnify Buyer and its officers, directors, stockholders, employees, affiliates, agents, Plans and Plan beneficiaries and trustees, and its successors and assigns from, against and in respect of any and all Damages that may be suffered or incurred by reason of any of the following:

          (a) noncompliance with any applicable bulk sales or transfer law;

          (b) any Liability or Contract of, or claim against, Seller, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured (including but not limited to Liabilities for Taxes), which Buyer has not assumed hereunder;

          (c) any Liability or claim arising in any way from any product manufactured or sold, or service rendered, or action taken by, or relating to the operations of, Seller prior to the Closing Date;

          (d) any Liability or claim under any Environmental Laws relating to any event, action or failure to act which occurred prior to the Closing Date;

          (e) the breach or inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, conditions, covenants or agreements of Seller and/or Shareholder contained in this Agreement or in any agreement or document delivered pursuant hereto or thereto or in connection herewith or therewith, or arising out of the consummation of the transactions contemplated hereby; provided, however, that neither Seller nor Shareholder shall be liable to the Purchaser for consequential or punitive damages based upon the inaccuracy or incompleteness of the Annual Financial Statements;

          (f) any Liability, claim or obligation arising in respect of, or otherwise attributable to any employee benefit plan maintained or contributed to by Seller, regardless of whether such Liability, claim or obligation arises or relates to events which occurred prior to or after the Closing Date, including but not limited to Liabilities, claims or obligations which arise in respect of or relate to any "multiemployer plan";

          g) the assets (other than accounts receivable) set forth on Schedule
     2.1 are not delivered to Buyer or the value thereof as of the Closing Date (calculated in accordance with GAAP) is less than that set forth on the Closing Date Net Worth Statement; and

          (h) the amounts of the Assumed Liabilities as of the Closing Date (other than accounts payable) (calculated in accordance with GAAP) set forth on Schedule 3.3 are greater than the amounts set forth on such
     Schedule 3.3.

     14.2. INDEMNIFICATION BY BUYER. Buyer shall protect, defend, hold harmless and indemnify Seller and Shareholder, and their respective affiliates, agents, successors and assigns from, against and in respect of any and all Damages that may be suffered or incurred by any of them arising from or by reason of any of the following:

          (a) any Assumed Liabilities, including, without limitation, any personal guaranties by Shareholder of any Assumed Liabilities;

          (b) the breach or inaccuracy of or failure to comply with any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby; and

          (c) The operations of Buyer (including the operations of the business formerly carried on by Seller) subsequent to the Closing Date.

     14.3. LIMITATIONS ON INDEMNIFICATION.

          (a) Subsequent to the Closing, Seller and Shareholder shall have no liability to indemnify any Person for Damages under this Agreement until the aggregate of all Damages exceeds Five Thousand Dollars ($5,000) (the "Basket Amount"), in which event Buyer shall be entitled to indemnification for the full dollar amount of all such Damages beyond the initial Five Thousand Dollars ($5,000); provided, however, that the foregoing sentence shall not apply to the indemnification for the items set forth in 14.1(e) with respect to the representation contained in Section 4.29, and 14.1(g) and (h). The maximum aggregate liability of Seller and Shareholder under this Section 14 shall not exceed One Million Three Hundred Fifty-Five Thousand Dollars ($1,355,000). Notwithstanding the foregoing, Seller and the Shareholders shall not be required to indemnify Buyer or any other Person with respect to any Damages, if and to the extent that such Damages have been included in the determination of the Closing Date Net Worth Statement or an accrual or reserve for such Losses is included on the Closing Date Balance Sheet which has not been fully utilized.

          (b) The rights of Buyer, Seller and the Shareholder (and any affiliate of any of them) to indemnification under this Section 14 shall be limited as follows:

               (1) In calculating the amount of any Damages incurred by Buyer, such amount shall be reduced by the net amount Buyer or any of the Affiliates of Buyer actually recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and Buyer shall use reasonable efforts to effect any such recovery.

               (2) In calculating the amount of any Damages incurred by Seller or the Shareholders, such amount shall be reduced by the net amount Seller or any of its Affiliates actually recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and Seller shall use reasonable efforts to effect any such recovery.

               (3) Except with respect to claims for actual fraud only, the parties agree that their exclusive remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement shall be the indemnity contained in this Section 14; provided, that nothing contained herein shall limit the rights of any party to seek and obtain injunctive relief to specifically enforce another party's obligations hereunder. Nothing herein shall limit the rights of the parties to Employment Agreements and the Management Agreement to enforce their respective rights thereunder.

          (4) Notwithstanding any other provision of this Agreement, Buyer shall not be entitled to any indemnification with respect to any alleged breach of Seller's representations and warranties, and Buyer shall not be entitled to set off any amounts owed or alleged to be owed to Buyer as a result of such breach, until a final determination of such liability has been made pursuant to Section 19.12.

     14.4. INDEMNIFICATION PROCEDURES. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of indemnification provided for in Section 14.1 or 14.2, then such party (an "Indemnified Party") shall notify the other party or parties hereto (the "Indemnifying Party") of the claim in writing, describing the claim, the amount or estimated amount thereof, and the basis therefor, and including a copy of any legal papers served, if any. The Indemnifying Party shall respond to each such claim within thirty (30) days of receipt of such notice, unless the claim (a) relates to a lawsuit filed by a third party, in which case the Indemnifying Party shall respond at least ten (10) days prior to the date a responsive pleading is first due, or (b) requires an immediate response, as in the case of a cease and desist demand by a third party or a notice to show cause, in which case the Indemnifying Party shall respond in a prompt, timely manner. In the event a response to a notice of claim involving a third party claim is not timely made, or if the Indemnifying Party elects to defend the Indemnified Party but fails to diligently and promptly prosecute or settle the third party claim, then the Indemnified Party shall have the right to defend the third party claim as it reasonably sees fit and seek indemnification thereafter pursuant to the terms hereof. The omission of any Indemnified Party to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party pursuant to this Section 14.4. If such claim is based on a claim by a third party, the Indemnifying Party will be entitled to participate in the negotiation or administration thereof and to the extent that such claim relates to the liability of the Indemnifying Party and to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party responds within the time period set forth above by notifying the Indemnified Party that the Indemnifying Party will assume the defense of the claim, no indemnification payment shall be due until the matter giving rise to the indemnity claim is resolved. If the Indemnifying Party does not assume the defense of the claim, the Indemnified Party may assume the defense and seek indemnification from time to time as fees and expenses of counsel are incurred and as the amount of the claim for which it is entitled to be indemnified becomes liquidated or otherwise determinable. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall pay, settle or compromise any such claim or proceeding without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, that the Indemnifying Party may pay, settle or compromise any such claim or proceeding without the consent of the Indemnified Party if such payment, settlement or compromise requires solely the payment of money and is solely the liability of the Indemnifying Party. In connection with any claims based on claims by third parties, the Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control.

     14.5 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

     (a) Shareholder represents and warrants to, and agrees with, Buyer as follows: Shareholder has the power and authority to execute and deliver this Agreement, and Shareholder has executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Shareholder enforceable against it in accordance with its terms. No consent of any lender, trustee, security holder of Shareholder, or other Person is required for Shareholder to enter into and deliver this Agreement or to consummate the transactions contemplated hereby, nor does any Contract, mortgage or other instrument to which Shareholder is a party or by which Shareholder is bound or affecting any of its respective properties conflict with or restrict the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (b) Shareholder unconditionally guarantees as a primary obligation (i) the prompt performance by Seller of all of the terms, covenants, agreements and conditions contained in this Agreement or in any agreement or document delivered by Seller pursuant hereto or in connection herewith or with the Closing hereunder and (ii) the prompt and timely payment of any and all Damages which, by virtue of this Agreement and such other agreements and documents, might become recoverable by Buyer from Seller. Shareholder agrees that this guaranty shall apply with the same force and effect to all amendments and modifications of this Agreement and of any such other agreement or document. Shareholder expressly waives: notice of acceptance, nonperformance or nonpayment by Seller; presentment; demand; protest; and notice of dishonor in connection with the foregoing guaranty.

     SECTION 15. SURVIVAL OF REPRESENTATIONS; EFFECT OF CERTIFICATES.

     15.1. SURVIVAL. The parties hereto agree that all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, notwithstanding any provision to the contrary contained in any such instrument or document, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto for a period of three years following the Closing Date. No party shall make any claim for indemnification pursuant to this Agreement after the expiration of the applicable survival period for the representation or warranty claimed to have been breached.

     15.2. EFFECT OF CERTIFICATES. Each statement contained in any certificate delivered in connection with this Agreement or the consummation of the transactions contemplated hereby shall constitute the representation, warranty and agreement of the party delivering such certificate and shall have the same force and effect as if it had been incorporated into this Agreement as a representation, warranty and agreement by such party.

     15.3. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

         To Seller:                    Pointille, Inc.
                                       c/o William S. Pine
                                       3540 Green Vista Drive
                                       Encino, California 91436
                                       Telecopier:  (818) 788-0388

                                   - copy to -

                      Jeffer, Mangels, Butler & Marmaro LLP
                      2121 Avenue of the Stars, 10th Floor
                          Los Angeles, California 90067
                         Attention: Timothy Lappen, Esq.
                           Telecopier: (310) 203-0567

         To Shareholder:               William S. Pine
                                       3540 Green Vista Drive
                                       Encino, California 91436
                                       Telecopier:  (818) 788-0388

                                   - copy to -

                      Jeffer, Mangels, Butler & Marmaro LLP
                      2121 Avenue of the Stars, 10th Floor
                          Los Angeles, California 90067
                         Attention: Timothy Lappen, Esq.
                           Telecopier: (310) 203-0567

         To Buyer:                    Disc Graphics, Inc.
                                      10 Gilpin Avenue
                                      Hauppauge, New York  11788
                                      Attention:  Donald Sinkin
                                      Telecopier:  (516) 582-9428

                                   - copy to -

                                      Stroock & Stroock & Lavan
                                      Seven Hanover Square
                                      New York, New York  10004-2696
                                      Attention:  Mark A. Rosenbaum, Esq.
                                      Telecopier:  212-806-6006

provided, that any notice of change of address shall be effective only upon receipt.

     SECTION 16. TERMINATION.

     16.1. This Agreement may be terminated at any time prior to the Closing by any of the following:

          (a) By mutual written agreement of Buyer and Seller;

          (b) By either Buyer or Seller, if the Closing has not occurred by June 1, 1996 upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to occur;

          (c) Subject to the provisions of paragraph 16.2, by Buyer, by written notice to Seller, if there has been a material violation or breach of any of Seller's covenants or agreements made herein or in connection herewith or if any representation or warranty of Seller made herein or in connection herewith proves to be materially inaccurate or misleading; or

          (d) Subject to the provisions of paragraph 16.2, by Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

     16.2. If this Agreement is terminated as provided in paragraph 16.1, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees), except based upon the obligations set forth in Section 17 and 18 and the Non-Disclosure and Confidentiality Agreement dated as of November 7, 1994, as amended by the First Amendment thereto dated January 26, 1996 between Buyer and Seller; provided, however, that if Buyer terminates this Agreement pursuant to paragraph 16.1(c) or Seller terminates this Agreement pursuant to paragraph 16.1(d), the non- terminating party shall remain liable for any breach hereof.

     SECTION 17. FEES AND EXPENSES. Except as otherwise provided herein in connection with any dispute among the parties, each party shall bear its own administrative, due diligence, legal, accounting and other fees and expenses incurred in connection herewith. No party shall be responsible for any fees and expenses incurred by any other party.

     SECTION 18. BROKERS AND ADVISORS. Seller and Shareholder agree to pay, and shall hold Buyer harmless from, the fees and expenses of any finder, business broker or investment banker retained by Seller or Shareholder (or any affiliate) in connection with this proposed transaction. Buyer agrees to pay, and shall hold Seller and Shareholder harmless from, the fees and expenses of any finder, business broker or investment banker retained by Buyer in connection with this proposed transaction.

     SECTION 19. MISCELLANEOUS.

     19.1. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

     19.2. TAXES. Any Taxes in the nature of a sales or transfer tax (including any realty transfer tax or realty gains transfer tax), and any stock transfer tax, payable on the sale or transfer of all or any portion of the Acquired Assets or the consummation of any other transaction contemplated hereby shall be paid by Seller.

     19.3. GOVERNING LAW. THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF CALIFORNIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     19.4. BENEFIT OF PARTIES; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

     19.5. PRONOUNS. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

     19.6. HEADINGS. The headings in the sections, para- graphs, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

     19.7. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Seller and Shareholder each (i) hereby irrevocably submits to the jurisdiction of, and agrees that any suit shall be brought only in, the state and federal courts located in Los Angeles, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement, or the transactions contemplated hereby may not be enforced in or by such court. Seller and Shareholder each hereby irrevocably designates and appoints CT Corporation System, Los Angeles, California, as its authorized agent to receive service of process on its behalf in connection with any legal matters or proceedings pertaining to this Agreement or the transactions contemplated hereby and hereby consents to service of process in any such proceeding by registered or certified mail, return receipt requested, at such address. As an alternative method of service, Seller and Shareholder each also irrevocably consents to the service of process in any such matter or proceeding by the mailing or delivering of copies of such process to Seller and/or Shareholder, as the case may be, as provided in Section 15.3 except by facsimile transmission.

     19.8. PREVAILING PARTY IN LITIGATION. The prevailing party as determined by the court or arbitrator in any litigation or arbitration, whether by judgment, settlement or award, with respect to this Agreement or the transaction contemplated hereby shall be entitled to receive payment of its reasonable attorneys' fees and expenses, by the losing party.

     19.9. DISCLAIMER OF IMPLIED WARRANTIES. It is the explicit intent and understanding of each of the parties hereto that no party hereto nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR THE BUSINESS OF THE SELLER AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE ASSETS OF SUCH BUSINESS "AS IS" AND "WHERE IS". The parties hereto agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Seller, and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between Buyer and Seller, provided, however, nothing in this Section shall have the effect of limiting the express representations, warranties and covenants contained in this Agreement.

     19.10. EXECUTION IN COUNTERPART. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by all parties and delivered, including delivery by facsimile transmission, to the other parties.

     19.11. WAIVER OF PUNITIVE DAMAGES. THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FORGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS IN (i) ANY CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT OR (ii) ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE BREACH, TERMINATION OR INVALIDITY OF ANY PROVISION OF THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.11.

     19.12. ARBITRATION. Except as provided in Section 13.8, any controversy arising under, out of, in connection with, or relating to, this Agreement or the transactions contemplated hereby, shall be submitted to binding arbitration in accordance with the following provisions:

          (a) Within five (5) days after notice of submitting the applicable issue to arbitration (the "Arbitration Notice") is given by a party, each party shall designate up to three arbitrators in priority from one to three, who are currently available for arbitration of disputes in Los Angeles, California, as potential arbitrators. The arbitration shall take place in Los Angeles, California. Any arbitrator designated by both parties shall be selected as the arbitrator pursuant to this subsection. If both parties designate more than one arbitrator, then the arbitrator with the highest common priority shall be selected. In the event the parties are unable to agree upon an arbitrator within ten (10) days after delivery of the Arbitration Notice, the parties agree to accept an arbitrator selected by the American Arbitration Association ("AAA").

          (b) The parties agree to request that the arbitrator appointed pursuant to the procedure agreed upon above shall, as soon as reasonably practicable after his or her appointment, and after consultation with the parties, set an arbitration date no later than thirty (30) days after his or her appointment.

          (c) The arbitration shall be conducted pursuant to the commercial arbitration rules of the AAA, as then in effect and shall be considered a large and complex case under said rules; provided, however, that no discovery shall be allowed after the 30th day following the Arbitration Notice, except to the extent ordered by the arbitrator. The parties agree that the final order from the arbitrator relating to any arbitration shall be rendered on or before the tenth day after submission of each side's arguments, unless circumstances not within the control of either party make rendering of such an order by that date impossible.

          (d) Should the arbitrator at any time prior to the commencement of the arbitration hearing become incapacitated or otherwise unable to fulfill his or her duties, the parties agree to seek a mutually agreeable replacement.

          (e) Any such award shall be final and binding on each and all of the parties thereto, and judgment may be entered thereon in any court having jurisdiction thereof. The procedure for implementing or challenging the arbitrator's decision shall be that set forth in CCP Section 1285 et seq., relating to confirmation, correction, or vacation of arbitration awards. Except as set forth by that procedure, the arbitrator's award shall be considered final, and not subject to appeal or collateral attack.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                DISC GRAPHICS, INC.


                By:/s/ Donald Sinkin
                --------------------
                Name:  Donald Sinkin
                Title:  President


                POINTILLE, INC. d/b/a
                MODERN OF CALIFORNIA


                By:/s/ William S. Pine
                ----------------------
                Name:  William S. Pine
                Title: President

                SHAREHOLDER

                /s/ William S. Pine
                -----------------------
                WILLIAM S. PINE AS CO-TRUSTEE
                OF THE WILLIAM S. PINE AND LISA PINE
                1982 TRUST, DATED JANUARY 21, 1982


                /s/ Lisa Pine
                ----------------------------------
                LISA PINE AS CO-TRUSTEE OF THE
                WILLIAM S. PINE AND LISA PINE
                1982 TRUST, DATED JANUARY 21, 1982


Agreed to and accepted with respect to Sections 12 and 13 hereof:

/s/ William S. Pine
- ---------------------------
William S. Pine

/s/ Lisa Pine
- ---------------------------
Lisa Pine

/s/ Joshua Pine
- ---------------------------
Joshua Pine